UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TCF Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TCF FINANCIAL CORPORATION

200 Lake Street East, Mail Code EX0-03-A

Wayzata, MN 55391-1693

(952) 745-2760

March 10, 2010

Dear Stockholder:

You are invited to attend TCF Financial Corporation’s Annual Meeting of Stockholders which will be held at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, on April 28, 2010, at 3:00 p.m. local time.

At the Annual Meeting you will be asked to elect thirteen Directors, to vote on a stockholder proposal to require simple majority voting, and to give an advisory vote on the Audit Committee’s choice of independent registered public accountants.  The Board of Directors recommends that you vote “FOR” all the proposals to be presented at the meeting except that it recommends a vote “AGAINST” the stockholder proposal to require simple majority voting.

Your vote is important, regardless of the number of shares you own.  I urge you to vote now, even if you plan to attend the Annual Meeting.  Today, based on the new rules established by the Securities and Exchange Commission, TCF mailed to the majority of stockholders who are eligible to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”), as opposed to the traditional hard copy proxy materials.  The Notice instructs stockholders how to access TCF’s proxy materials and vote their TCF shares online.  If you were sent this Notice but would prefer to receive the traditional hard copy proxy materials, follow the instructions on the Notice to request the printed materials via mail.  If you received the traditional hard copy proxy materials in lieu of the Notice, you may vote your TCF shares online, via telephone, or via mail simply by following the instructions on the enclosed proxy card.  If you received more than one proxy card, please vote each card.

If you plan to attend the Annual Meeting, please bring a valid photo identification.

Sincerely,

William A. Cooper
Chairman and Chief Executive Officer

TCF FINANCIAL CORPORATION

200 LAKE STREET EAST, MAIL CODE EX0-03-A

WAYZATA, MN 55391-1693

(952) 745-2760

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 28, 2010

The Annual Meeting of Stockholders of TCF Financial Corporation is scheduled as shown below:

Date:	April 28, 2010
Time:	3:00 p.m. local time
Place:	Marriott Minneapolis West
9960 Wayzata Boulevard
St. Louis Park, MN 55426

Meeting Agenda

1.              Elect thirteen Directors, each to serve a one-year term;

2.              Vote on a stockholder proposal to require simple majority voting;

3.              Advisory vote on the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2010; and

4.              Other business properly brought before the Annual Meeting, if any.

You are entitled to vote at the Annual Meeting if you owned TCF Financial common stock on March 1, 2010.

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote now to make sure there will be a quorum for the Annual Meeting.  If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Stockholders of record may vote:

1.              By Internet (go to www.proxyvote.com).

2.              By telephone (if you received the traditional hard copy materials, call 1-800-690-6903).

3.              By mail (if you received the traditional hard copy materials, complete and return the proxy card(s) to us in the enclosed return envelope).

TCF is making its Proxy Statement for the 2010 Annual Meeting of Stockholders and its 2009 Annual Report to Stockholders available at www.tcfbank.com.  A free webcast of the Annual Meeting will be provided on Wednesday, April 28, 2010, at 3:00 p.m. local time.  This webcast can be accessed through the Investor Relations section of TCF’s website at www.tcfbank.com.

If you plan to attend the Annual Meeting, please bring a valid photo identification.

By Order of the Board of Directors

William A. Cooper
Chairman and Chief Executive Officer

Wayzata, Minnesota

March 10, 2010

TCF FINANCIAL CORPORATION

200 LAKE STREET EAST, MAIL CODE EX0-03-A

WAYZATA, MN 55391-1693

(952) 745-2760

PROXY STATEMENT

The Board of Directors (the “Board”) of TCF Financial Corporation (“TCF Financial,” “TCF,” or the “Company”) requests your proxy for the Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”).  The proxy is being solicited on behalf of the Board and TCF Financial.  The Annual Meeting is scheduled as shown below:

Date:	April 28, 2010
Time:	3:00 p.m. local time
Place:	Marriott Minneapolis West
9960 Wayzata Boulevard
St. Louis Park, MN 55426

The mailing address and telephone number of the principal executive offices of TCF Financial appear at the top of this page.

The Notice of Internet Availability of Proxy Materials (the “Notice”) or, in some cases, this proxy statement and the accompanying form of proxy, were mailed on or about March 10, 2010.  There were 141,862,506 shares of TCF Financial’s common stock (“TCF Stock”) outstanding as of March 1, 2010 (the “Record Date”).

ABOUT THE MEETING

What Proposals are on the Agenda for the Annual Meeting?  Assuming a quorum is present, the proposals on the agenda are:

1.               Elect thirteen Directors, each to serve a one-year term.

2.               Vote on a stockholder proposal to require simple majority voting on matters currently requiring more than a simple majority vote.

3.             Advisory vote on the appointment of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2010.

What is the Vote Required for Approval?  For the election of Directors, the thirteen candidates who receive the most votes (a plurality) will be elected.  Withholding authority to vote for a Director and broker non-votes (as described below) will have no effect on the election of the Director.  For all other proposals, the proposal must be approved by a majority of the shares present in person or by proxy and entitled to vote at this Annual Meeting.  Abstentions and broker non-votes will have the effects on these proposals noted below.

How is a Quorum Determined?   A  majority  of  the  shares  of  TCF  Stock  outstanding  as  of  the  Record  Date must be present in person or by proxy at the Annual Meeting in order to have a quorum.  Broker non-votes (described below) of your shares are counted toward the quorum requirement.  If you vote by proxy before the Meeting but decide to withhold authority or abstain on one or more proposals, you are counted as being present at the Meeting and your vote counts toward the quorum requirement but will not be deemed to have been voted in favor of the proposal(s).

Attending the Annual Meeting.  If you plan to attend the Meeting, please bring a valid photo identification.

Who is Permitted to Vote at the Annual Meeting?  You are entitled to vote at the Annual Meeting if you owned TCF Stock on the Record Date.  Each share of TCF Stock you own as of the Record Date entitles you to one vote on each proposal at the Annual Meeting.

How do I (as a Stockholder) Vote?  You can vote by proxy (in advance of the Meeting) the shares of TCF Stock registered in your name by using one of these three options: (1) online by following the instructions for Internet voting shown on the Notice or proxy card; (2) by telephone by following the instructions shown for telephone voting on the proxy card; or (3) if you elected to receive printed proxy materials or if you receive a paper copy of the proxy card, by mail by marking the proxy card(s) with your instructions and then signing, dating and returning the card(s) in the enclosed return addressed envelope.  The individuals designated as proxies (see page 3) will vote your shares as “for,” “against,” “abstain,” or “withhold” on each proposal based on your instructions.  If you submit your proxy card, but do not give instructions as to a proposal, they will vote “FOR” all nominees and the appointment of auditors and “AGAINST” the stockholder proposal to require simple majority voting.  If any other business comes before the Meeting, they will vote your proxy according to their own judgment.  You can also vote at the Meeting (except stockholders listening via webcast, who do not have voting rights at the Meeting via the webcast).  If your shares are registered in your name, you can bring a completed and signed proxy card to the Meeting and turn it in.

If your shares are held in “street name,” such as by a stock brokerage firm or other institution, you will receive instructions from your broker describing how to vote your shares.

Can I Vote My Shares by Filling Out and Returning The Notice?  No.  The Notice identifies the items to be voted on at the Meeting, but you cannot vote by marking the Notice and returning it.  The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card provided by your broker, or by submitting a ballot in person at the Meeting.

Once I have Voted My Proxy, May I Revoke It and Vote At The Meeting?  Yes, your proxy is revocable and is automatically revoked if you submit a new vote.  You can vote your shares at the Meeting by written ballots available at the Meeting, even if you voted them in advance by proxy.  However, if your shares are held in street name by a stock brokerage firm or other institution, you must bring with you to the Meeting a proxy from them in your name.  Stockholders who listen to the Meeting via the webcast will not be able to revoke proxies at the Meeting via the webcast.

Who Pays for the Expenses Related to Proxy Solicitation?  TCF Financial is paying all costs of solicitation.

Will My Broker Vote My Shares if I Do Not Vote?  Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold your shares in the brokerage firm’s account (in street name) have the authority to vote shares for which they do not receive instructions on all routine matters submitted for approval at this Annual Meeting, which includes all matters other than the election of Directors and the proposal to require simple majority voting.  To vote shares held in street name at the Meeting, you should contact your broker before the Meeting to obtain a proxy form in your name.

What is the Effect of Broker Non-Votes and Abstentions?  A “broker non-vote” occurs when your broker or other institution holding title to your shares as your nominee (in street name) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from you.  Generally, if a broker returns a “non-vote” proxy, then the shares covered by such a “non-vote” proxy will be counted as present for purposes of determining a quorum but will not be counted in determining the outcome of the vote on that matter at the Annual Meeting.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining a quorum, but will not be deemed to have voted in favor of such proposal.  Accordingly, abstentions will have the same effect as a vote against the proposal.

Who Will Count The Votes?  A representative of Broadridge Financial Solutions, Inc., our tabulation agent, will tabulate the votes and act as independent inspector of election.

May Stockholders Submit Proposals or Nominate Directors for This Meeting?  The deadline for submitting proposals or nominations was February 27, 2010, sixty days before the Annual Meeting date.  No stockholder nominations were submitted by that date.

What is TCF’s Policy on Stockholder Nominations?  Please refer to “Director Nominations” on page 6 for a description of TCF’s policy on stockholder nominations.

PROPOSAL 1:  ELECTION OF DIRECTORS

The amended and restated bylaws require the annual election of all Directors beginning in 2010.  All Directors are being nominated for election to a one-year term.  Unless instructed otherwise by the person submitting the proxy, all proxies received will be voted in favor of the Nominees listed in the following chart.  All Nominees agree they will serve if elected.  If any Nominee becomes unable to serve prior to the Annual Meeting, the person to whom your proxy gives the voting rights (Neil W. Brown and/or Thomas F. Jasper) will vote for a replacement nominee recommended by the Nominating Committee of the Compensation/Nominating/Corporate Governance Committee.

			Director
Name	Position(s) with TCF Financial:	Age	Since *

Peter Bell	Director	58	2009
William F. Bieber	Director	67	1997
Theodore J. Bigos	Director	57	2008
William A. Cooper	Director, Chairman and Chief Executive Officer	66	1987
Thomas A. Cusick	Director	65	1988
Luella G. Goldberg	Director	73	1988
George G. Johnson	Director	67	1998
Vance K. Opperman	Director	67	2009
Gregory J. Pulles	Director, Vice Chairman, and Secretary	61	2006
Gerald A. Schwalbach	Director	65	1999
Douglas A. Scovanner	Director	54	2004
Ralph Strangis	Director	73	1991
Barry N. Winslow	Director, Vice Chairman	62	2008

*  Excludes Director service with subsidiaries, predecessor companies or companies merged with TCF Financial.

Information About Directors and the Board.  The number of Directors on the Board at any given time may range from seven to twenty-five.  Within these limits, the Board sets the number of Directors from time to time.

What Is The Board’s Recommendation On Voting For Directors?  The Board unanimously recommends that TCF Financial stockholders vote “For” all the Nominees listed above.

BACKGROUND OF THE NOMINEES

The following describes at least the last five years of business experience of the Nominees proposed for election as Director.  The descriptions include any other directorships at public companies held during the past five years by the Nominees.  There is no family relationship between any of the Nominees or executive officers of TCF Financial.  TCF National Bank (“TCF Bank”) is a wholly-owned national bank subsidiary of TCF Financial.

PETER BELL has been a Director of TCF Financial since November 2009 and is currently a member of the Compensation/Nominating/Corporate Governance Committee and the Shareholder Relations/Capital and Expansion Committee.  He is the Chair of the Metropolitan Council, a regional agency that operates the bus, wastewater, and parks systems, administers funds for affordable housing opportunities, and is responsible for strategic long-range growth planning for the Minneapolis/St. Paul metropolitan area.  He was appointed to this position by Governor Tim Pawlenty in 2003 and again in 2007.  Formerly, he was executive vice president at Hazelden Publishing and Educational Services from 1999 to 2002 and executive vice president of corporate community relations at TCF Bank from 1994 to 1999.  He was the co-founding and executive director of the Institute on Black Chemical Abuse and has written numerous books on chemical dependence.  He is a former member of the University of Minnesota Board of Regents and has served on the board of directors for many local and national social and civic organizations.  Mr. Bell’s special contribution is his extensive experience in government affairs.  As a financial services holding company regulated by several federal agencies, TCF has numerous dealings with regulatory bodies, and Mr. Bell’s acquired expertise in dealing with a wide variety of state and federal regulators is very helpful in Board deliberations that involve TCF’s regulatory relationships.  He also contributes to the diversity of the Board.

WILLIAM F. BIEBER has been a Director of TCF Financial since 1997 and is currently a member of the Compensation/Nominating/Corporate Governance Committee and the Shareholder Relations/Capital and Expansion Committee.  He is Chairman of the Board of ATEK Companies, Inc., a Minnesota-based organization supplying various products to the commercial, medical, and industrial marketplace, a position he has held since 1984.  In addition, he is the chairman and owner of ATEK Plastics, Inc., a Texas-based operation supplying various products to the medical and industrial marketplace.  Mr. Bieber’s special contribution is his extensive experience in beginning and buying and growing businesses.  TCF attempts to run its business lines with a very entrepreneurial spirit, and so Mr. Bieber’s knowledge of how to take a product concept and turn it into a profitable business venture is very helpful in the Board discussions around products and strategic initiatives.

THEODORE J. BIGOS has been a Director of TCF Financial since October 2008 and is currently a member of the Compensation/Nominating/Corporate Governance Committee and the Shareholder Relations/Capital and Expansion Committee.  He is the owner of Bigos Management, Inc., an apartment ownership and management firm.  He has been involved in the ownership or operation of apartment complexes for the past 36 years.  Mr. Bigos’ special contribution is his long-term management of an apartment conglomerate.  One of TCF’s primary businesses is residential and commercial lending.  Mr. Bigos has extensive knowledge of the real estate markets and is very helpful to the Board when it discusses matters relative to TCF’s real estate mortgage products and portfolio.

WILLIAM A. COOPER has been a Director and the Chairman of the Board of TCF Financial since its formation in 1987.  He was the Chief Executive Officer of TCF Financial from 1987 to 2005 and was Chief Executive Officer of TCF Bank from 1985 to 1993.  Effective December 31, 2005, he retired as an employee and Chief Executive Officer of TCF Financial but continued to serve as non-executive Chairman.  Effective July 26, 2008, Mr. Cooper was again elected Chief Executive Officer of TCF Financial.  He is also a director and controlling shareholder of Cooper State Bank, a state bank organized under the laws of the State of Ohio.  Mr. Cooper’s special contribution lies in his leadership skills, his long career in the banking industry, and his 25-year tenure at TCF, which enable him to lead the Board in its deliberations on a wide variety of topics.

THOMAS A. CUSICK has been a Director of TCF Financial since 1988 and is currently a member of the Shareholder Relations/Capital and Expansion Committee.  He was Chief Operating Officer of TCF Financial from 1997 to 2002 and Vice Chairman from 1993 to 2002.  Prior to 1993, he had been President of TCF Financial since its formation in 1987.  He also served as Chief Executive Officer of TCF Bank from 1993 to 1996.  Mr. Cusick retired as an executive of TCF Financial in 2002.   Mr. Cusick’s special contribution comes from his 40-year career in banking with a special focus on retail banking and technology.  TCF is a retail bank which houses its own information technology (“IT”).  Mr. Cusick’s retail and IT experience is invaluable whenever the Board takes up a retail or IT issue.

LUELLA G. GOLDBERG has been a Director of TCF Financial since 1988 and is currently a member of the Compensation/Nominating/Corporate Governance Committee, the Shareholder Relations/Capital and Expansion Committee, and the Audit Committee.  She served as a director of Hormel Foods Corporation from 1993 through November 2009, serving as lead director in 2009.  She served as a director of ReliaStar Financial Corp. from 1976 to 2000.  From 2001 to 2008, she served on the Supervisory Board of ING Group, Amsterdam, the Netherlands, which acquired ReliaStar Financial Corporation in 2001.  She became a director of Communications Systems, Inc. in 1997, and served on the Board of Hector Communications Corporation from 2002 to 2006.  She was chair of the University of Minnesota Foundation from 1996 to 1998, and acting president of Wellesley College from July to October 1993.  Ms. Goldberg’s special contribution is her vast experience as a director of a myriad of public and civic organizations, including international banking organizations, and her civic involvement in Minneapolis and St. Paul, Minnesota, which are principal markets of TCF.  The Board deals with a wide variety of issues, and Ms. Goldberg has faced most of these in the same or similar form.  She also contributes to the diversity of the Board.

GEORGE G. JOHNSON has been a Director of TCF Financial since 1998 and is currently a member of the Shareholder Relations/Capital and Expansion Committee and the Audit Committee.  He is Managing Director of George Johnson & Company, a certified public accounting firm which he founded in 1971, and George Johnson Consultants, a consulting firm which he founded in 1995.  Mr. Johnson is a certified public accountant.  Mr. Johnson’s special contribution comes from his 40-year career as a Certified Public Accountant.  TCF is a public financial services company and wholly dependent on the integrity of its financial statements, and Mr. Johnson’s financial acumen is invaluable in the Board’s reviews.  Mr. Johnson also contributes to the diversity of the Board.

VANCE K. OPPERMAN has been a Director of TCF Financial since June 2009 and is currently a member of the Compensation/Nominating/Corporate Governance Committee, the Shareholder Relations/Capital and Expansion Committee, and the Audit Committee.  He is President and Chief Executive Officer of Key Investment, Inc., a private investment company involved in publishing and other activities, a position he has held since 1996.  From 1993 to 1996, he was President of West Publishing Company, a provider of legal and business information research now owned by Thomson Reuters.  He has served on the board of directors for Thomson Reuters since 1996 and is currently the chair of the audit committee for that board.  He also has served on the board of Blue Cross Blue Shield of Minnesota and currently serves as chair of the business development and audit committees for that board.  Mr. Opperman’s special contribution is his legal skill acquired as the president of a large public company in the legal publishing business.  As president of West Publishing, he also acquired managerial and analytical skills which have enabled him to contribute to Board discussions from his first meeting.  In addition, Mr. Opperman’s experience in the healthcare industry is unique to the Board, and it allows him to provide special insights with respect to TCF’s healthcare and medical benefits issues.

GREGORY J. PULLES has been a Director of TCF Financial since 2006.  He has been Secretary of TCF Financial since 1989 and a Vice Chairman of TCF Financial since 1993.  He served as General Counsel of TCF Financial from 1987 until April 2009.  He has been an Executive Vice President of TCF Bank since 1989.  He has also held various other positions with TCF Bank:  Secretary (1989 to 1995) and General Counsel (1985 to 1993).  Mr. Pulles’ special contribution comes from his 40-year legal career exclusively in the financial services industry.

GERALD A. SCHWALBACH has been a Director of TCF Financial since 1999 and is currently the chair of the Audit Committee and a member of the Shareholder Relations/Capital and Expansion Committee.  He is currently the Chairman of the Board of Spensa Development Group, LLC, and related companies since its formation in 2003, all of which are engaged in the real estate business.  From 1997 to 2009, he was a director of C.H. Robinson Worldwide, Inc., a logistics and transportation company.  Mr. Schwalbach’s special contribution comes from his financial acumen acquired in his career as a financial advisor/entrepreneur and also his experience as an audit committee chair acquired outside and inside TCF.  A strong control environment is critical to TCF’s success, and Mr. Schwalbach’s insights and leadership here are key.  In addition, Mr. Schwalbach’s experience in tax matters enables him to make a special contribution to the Board in this area.

DOUGLAS A. SCOVANNER has been a Director of TCF Financial since 2004 and is currently the chair of the Shareholder Relations/Capital and Expansion Committee and is a member of the Audit Committee.  He has been Executive Vice President and Chief Financial Officer of Target Corporation, a general merchandise retailer, since 2000.  He was Senior Vice President and Chief Financial Officer of Target Corporation from 1994 to 2000.  Before joining Target Corporation, he was Senior Vice President of Finance for Fleming Companies, Inc.  He also served as Vice President and Treasurer of Coca-Cola Enterprises, as well as various positions with The Coca-Cola Company.  Mr. Scovanner is a member of the Board of Directors of the Minnesota Orchestral Association.  Mr. Scovanner’s special contribution is his experience as chief financial officer at a large national retailer.  TCF is a retail company, dependent on retail sales of various deposit and loan products.  Mr. Scovanner’s insights into these product initiatives are critical to the Board’s deliberations in this area.

RALPH STRANGIS has been a Director of TCF Financial since 1991 and is currently the chair of the Compensation/Nominating/Corporate Governance Committee and a member of the Shareholder Relations/Capital and Expansion Committee.  He is a founder of the Minneapolis law firm of Kaplan, Strangis and Kaplan, P.A., of which he has been a member since 1978.  He has also been a director of OptumHealthBank, Inc., an affiliate of UnitedHealth Group since 2002; Sit Investments Associates, Inc. since 2005; and Cooper State Bank since 2006.  Mr. Strangis’ special contribution comes from his 40-plus-year legal career as advisor to numerous public and private companies.  He has been a leader at Board meetings and its strategic Board decisioning based on that experience in countless complex business transactions.

BARRY N. WINSLOW has been a Director of TCF Financial since July 21, 2008.  In July 2008, he became a Vice Chairman of TCF Financial.  Since 2009, he has been responsible for TCF’s Wholesale Banking business.  From January 2008 to July 2008, he was a self-employed consultant.  He previously held the position of Chief Operating Officer of TCF Financial Corporation (2006 to 2007).  He was Chief Executive Officer of TCF Bank from 2001 to 2005 and was also President of TCF Bank from 1998 to 2005.  He also held various positions with TCF affiliates:  President of TCF Bank Michigan (1995 to 1998); and President and Chief Executive Officer of TCF Bank Illinois (1993 to 1995).  He is also a director of Cooper State Bank since 2005, a state bank organized under the laws of the State of Ohio.  He is a director of Sit Mutual Funds, having been elected to that position in 2010.  Mr. Winslow’s special contribution is his 35-year career in banking with a special expertise in commercial lending.  TCF originates various types of commercial lending and leasing products, and Mr. Winslow’s insight in the lending area in particular assists in Board discussion involving these subjects.

CORPORATE GOVERNANCE

TCF has established and operates within a comprehensive plan for Board of Directors membership/director independence, committee membership, and ethical conduct.  TCF’s Corporate Governance Guidelines may be accessed through the TCF website at www.tcfbank.com (click on “About TCF,” then click on “Corporate Governance”).  Included in the Corporate Governance Guidelines are the criteria used to determine whether a Director is independent.

TCF’s corporate governance is designed to be within the mainstream for our industry.  TCF has a small- to medium-sized Board of Directors that typically meets at least quarterly in January, April, July, and October.  TCF’s Board has four committees: Audit Committee, Compensation/Nominating/Corporate Governance Committee, Shareholder Relations/Capital and Expansion Committee, and an Executive Committee.  Directors are elected by a plurality vote of the stockholders, typically achieving substantially more than a majority of the votes cast.

Director Nominations.  The Nominating Committee of the Compensation/Nominating/Corporate Governance Committee is responsible for Director nominations.  The Nominating Committee consists entirely of independent Directors as determined by the Board under applicable rules, all of whom are also members of the full Compensation/Nominating/Corporate Governance Committee.  The Nominating Committee’s charter is included within the Compensation/Nominating/Corporate Governance Committee Charter which may be accessed through the TCF website at www.tcfbank.com (click on “About TCF,” then click on “Corporate Governance”).

The Nominating Committee will seek out nominees for new Directors as vacancies become available using the following criteria:  A majority of the Directors must be independent, as determined by the Board under applicable rules; nominees shall possess expertise in general business matters and in such other areas as are relevant to Committees on which they are expected to serve (such as financial expertise for Directors expected to serve on the Audit Committee); and nominees shall be individuals with the background, character, skills and expertise such that they will meaningfully contribute to the success of the Company and its operations.

The Board does not have a formal policy of considering diversity in identifying potential Director nominees, but believes that its membership should broadly reflect the banking community served by the Company and therefore has an informal practice of considering a nominee’s age, race, ethnicity, national origin, gender, and geographic location in addition to such nominee’s qualifications for Board service.

Stockholders may submit nominations to the Nominating Committee for consideration at next year’s Annual Meeting prior to the deadlines set forth on page 48.  Any such nomination should include the information specified in Article II, Section 13 of the Bylaws, a copy of which may be obtained from the Company’s Corporate Secretary at the TCF address on page 1.  Nominations should be mailed to the attention of the Compensation/Nominating/Corporate Governance Committee, c/o TCF’s Corporate Secretary at the TCF address on page 1.  The Nominating Committee will evaluate all recommended nominees, including those submitted by stockholders, based on the criteria set forth above, and especially based on whether they will meaningfully contribute to the success of the Company and its operations.  TCF has not, to date, paid any fees to any firm in connection with locating or evaluating any Director candidates.

Communications with Directors.  The Board of Directors provides a process for stockholders and other interested parties to communicate directly with any Director, the presiding Director, the Board of Directors, or with non-management or independent Directors as a group.  The process for doing so is disclosed on TCF’s website at www.tcfbank.com (click on “About TCF,” then click on “Corporate Governance”).

Board Leadership Structure and the Board’s Role in Risk Oversight.  The same person serves as both the Principal Executive Officer of the Company and Chairman of the Board.  The Board does not have a lead Director as such, although the Chair of the Compensation/Nominating/Corporate Governance Committee presides at meetings of the non-management and independent Directors.

The Board believes that this leadership structure is appropriate given TCF’s characteristics and present circumstances.  It has enabled TCF to attract and retain a strong Chief Executive Officer, and the Company has achieved extraordinary success under his leadership.  It avoids any lack of clarity over who runs the Company and results in a Board leader with greater substantive knowledge of the Company and the industry in which it operates than would otherwise be the case.  The Board believes all of these considerations provide value for the Company’s stockholders.

Furthermore, the current leadership structure has been in place most of the time since the Company’s inception and, while it is not to say that the Board would not change it in the future under appropriate circumstances (e.g., in connection with a management succession), the Board does not believe that splitting the roles of Chairman and Chief Executive Officer in the present circumstances would result in any improvement in Company performance.  The Board believes that the current arrangement also provides for adequate independent oversight of the Company.  For example, there is already a significant emphasis on Board independence.  Currently, nine of the Board’s thirteen members (69%) meet the independence requirements under NYSE rules and the Company’s own independence requirements; these independent Directors regularly meet in Executive Session without management.  The members of the Board’s Compensation/Nominating/Corporate Governance Committee and the Audit Committee, including their respective chairs, are comprised entirely of Directors meeting these independence requirements who, in addition to the Chairman, serve in oversight roles.  Through these committees, the Board is actively involved in oversight of risk, compliance, possible conflicts of interest and related party transactions, and business results.  The Compensation/Nominating/Corporate Governance Committee is also specifically responsible for an annual review of the Chief Executive Officer’s performance and compensation.  Board members have complete access to management and outside advisors; thus, the Chairman is not the sole source of information for the Board.  Pursuant to the Board’s Communications with Directors Policy, stockholders and other interested parties have access to any Director individually and to the independent Directors as a group.

Regular Separate Non-Management Director Meetings.  The non-management Directors, all of whom except Mr. Cusick are independent under NYSE rules, meet independently in executive sessions on the same days as and immediately after the regularly scheduled meetings of the Board.  The Chair of the Compensation/ Nominating/Corporate Governance Committee presides at these meetings.  Once a year, the session is limited to independent Directors.

Code of Ethics.  TCF has adopted a Code of Ethics that applies to TCF’s principal executive officer, principal financial officer, and principal accounting officer (the “Code of Ethics for Senior Financial Management”), and a code of ethics for officers, employees, and Directors generally (“Code of Ethics Policy”).  Copies of both Codes may be accessed through the TCF website at www.tcfbank.com (click on “About TCF,” then click on “Corporate Governance”).  Waivers of either Code for Directors or executive officers will be posted on that website as well as changes to or updated copies of the Code, as applicable.  To date, TCF has not issued any waivers of either Code.

Board Committee Memberships and Meetings.  The business, property and affairs of TCF Financial are managed by or under the direction of the Board.   The Board met seven times in 2009.   All Board members are expected to attend all Committee meetings of which they are a member; but also are invited to attend meetings of committees of which they are not members.  The following chart identifies the standing Board Committees (those which meet regularly) including those with audit, compensation, and nominating responsibilities; the members of each standing Committee; and the number of meetings held in 2009.  In addition, there was a duly-elected Executive Committee of the Board consisting of William Cooper, Ralph Strangis, and Luella Goldberg.  The Executive Committee did not meet during 2009.

Board Committees, Committee Memberships, and Meetings in 2009

Committee Name	Members	Principal Responsibilities	Number of Meetings
Audit	Gerald A. Schwalbach, Chairman (1) Luella G. Goldberg George G. Johnson(1) Vance K. Opperman(1)(2) Douglas A. Scovanner(1)	• Relations with internal and external accountants • Reviewing audit functions and controls • Reviewing financial reporting • Reviewing asset quality • Overseeing compliance	7

Shareholder Relations/Capital and Expansion Committee	Douglas A. Scovanner, Chairman Peter Bell(3) William F. Bieber Theodore J. Bigos Thomas A. Cusick Luella G. Goldberg George G. Johnson Vance K. Opperman(2) Gerald A. Schwalbach Ralph Strangis	• Reviewing dividend recommendations • Reviewing stock buyback program • Reviewing merger and acquisition activity • Increasing stockholder value • Reviewing banking strategy • Reviewing criteria to select branch sites • Reviewing branch profitability	4

Compensation/ Nominating/Corporate Governance	Ralph Strangis, Chairman Peter Bell(3) William F. Bieber Theodore J. Bigos Luella G. Goldberg Vance K. Opperman(2) Gerald A. Schwalbach	• Recommending and approving personnel-related items • Awarding stock options and stock grants • Executive compensation • Director nominations • Corporate Governance supervision	6

(1)   Messrs. Johnson, Opperman, Scovanner, and Schwalbach have been designated as Audit Committee financial experts.

(2)   Mr. Opperman was elected to the Board and this committee in June 2009.

(3)   Mr. Bell was elected to the Board and this committee in November 2009.

DIRECTOR ATTENDANCE

During 2009, all Directors attended at least 75% of the meetings of the Board and of the committees on which they serve.  TCF requests Directors to attend the Annual Meeting if their schedules permit.  Eight Directors attended the 2009 Annual Meeting.

Compensation/Nominating/Corporate Governance Committee.  All members of the Compensation/Nominating/Corporate Governance Committee are listed above and are independent under the standards outlined beginning on page 10.  The Committee operates under a formal charter that may be accessed through the TCF website at www.tcfbank.com (click on “About TCF,” then click on “Corporate Governance”).

Scope of Authority of Compensation Committee.  The Compensation Committee is one of the three component committees of the Compensation/Nominating/Corporate Governance Committee; all of the members of the Compensation Committee are also members of the full Compensation/Nominating/Corporate Governance Committee.  Full authority is delegated from the Board to the Committee to act on the following matters without Board approval:

•                  Review of the Compensation Discussion and Analysis section of the proxy statement and recommend its approval by the Board

•                  Review of the overall adequacy, effectiveness and compliance of benefit programs

•                  Review of pay plans to ensure that they are consistent with the Company’s stated compensation philosophy

•                  Review of the performance of executive officers

•                  Approval of long-term and short-term incentive plans and goals for TCF Financial executive officers

•                  Approval of incentive awards and salary for TCF Financial executive officers

•                  Approval of severance agreements and employment contracts (including change in control provisions) for TCF Financial executive officers, except that any employment contract or severance agreement for the Chief Executive Officer (“CEO”) shall be approved by the full Board

•                  Approval of an annual summary of CEO perquisites and review an annual summary of other executive perquisites

•                  Supervision of the administration of the Pension Plan and TCF Employees Stock Purchase Plan

•      Approve amendments as needed (except where the plan requires full Board approval)

•      Selection of the trustee, funding agents, investment managers and other similar asset managers for the trust funds

•                  Serve as the Advisory Committee for the TCF Employees Stock Purchase Plan, directing the vote of shares for which participants in the plan do not provide direction

•                  Exercise of all other responsibilities as provided in the plans

•                  Supervision of the administration of the Incentive Stock Program, Supplemental Employee Retirement Plan, and the Deferred Compensation Plans

•                  Approval of amendments as needed

•                  Issuance of awards (generally restricted stock grants)

•                  Exercise of all other administrative and interpretive authority under the plans

•                  Exercise of all other responsibilities as provided in the plans

•                  Supervision of the administration of the Directors’ Plans

•                  Approval of amendments as needed

•                  Issuance of awards under the Directors Stock Program

•                  Exercise of all other responsibilities as provided in the plans

Authority is delegated to the Compensation Committee to review the following matters and to recommend proposals for action by the full Board:

•                  Election of officers for TCF Financial

•                  Compensation and employment contracts for the TCF Financial CEO, including change in control arrangements

•                  Management succession plans for TCF Financial

Delegation of Authority by Compensation Committee.  The Compensation Committee may from time to time delegate  duties  and  authority to a subcommittee  consisting  of  members  who  meet the independence requirements under Internal Revenue Code (“IRC”) Section 162(m) and Securities and Exchange Commission (“SEC”) Rule 16b-3 (“Independent Subcommittee”).  Whenever the following discussion concerns performance-based compensation or awards of restricted stock or stock options, references to the Compensation Committee shall mean the Independent Subcommittee so established under IRC Section 162(m) and SEC Rule 16b-3.

Compensation Committee Use of Consultants.  The Compensation Committee has authority to retain consulting firms for the purpose of evaluating Director, Chief Executive Officer, executive compensation, and other compensation-related matters.  The Committee has retained Towers Watson (fka Towers Perrin), principally to provide advice and peer group (“Peer Group”) information to assist in developing the terms of restricted stock and stock option awards, incentive compensation plans, and overall compensation amounts for the Named Executives.  (See “Peer Group Comparative Analysis” beginning on page 27 in the Compensation Discussion and Analysis section.)  Towers Watson (and its affiliates) did not provide additional services to the Company (and its affiliates) in an amount in excess of $120,000 during 2009.

Compensation Committee’s Process For Determining Executive and Director Compensation.  The Committee has regular meetings four times per year in January, April, July, and October, and occasionally has additional special meetings as needed.  Each year in either December or January, the Committee considers whether any executive salaries should be adjusted and the terms of any executive bonus programs for the year.  The Committee also considers at that time whether any restricted stock or stock options should be awarded.  The Committee may delegate decisions concerning compensation matters to the Independent Subcommittee and will delegate any decisions concerning performance-based compensation under IRC Section 162(m) to the Independent Subcommittee.  After the year is completed, the Committee or Independent Subcommittee certifies the performance achieved and any compensation earned for performance-based compensation awards, if applicable.  The Chief Executive Officer makes recommendations to the Committee or Independent Subcommittee concerning compensation for other (non-CEO) executive compensation and discretionary bonuses.  The Committee independently in conjunction with the Board determines the amount of the Chief Executive Officer’s bonus, if any.  Director compensation is reviewed from time to time on an informal basis by the Chief Executive Officer and Chair of the Committee.  Their recommendations concerning any change in Director compensation are referred to the Committee and the Board.

Compensation Committee Interlocks and Insider Participation.  Directors who served on the Compensation Committee in 2009 were Messrs. Bell, Bieber, Bigos, Burwell (until his retirement on April 29, 2009), Opperman, Schwalbach, and Strangis, and Ms. Goldberg.  None of these Directors has ever served as an officer or employee of TCF or any of its subsidiaries, with the exception of Mr. Bell, who was an officer of TCF from 1994 to 1999.  The Board has determined that all members of the Committee were independent for 2009 under standards outlined below.  Certain transactions between TCF and Directors Bell, Bieber, Bigos, Burwell, Goldberg, Schwalbach, and Strangis are disclosed on page 11 under the caption “What Transactions Were Considered Non-Material?”.

Audit Committee.  All members of the Audit Committee are listed on page 8 and are independent under the standards outlined below.  The Board has determined that there is at least one Audit Committee financial expert serving on the Audit Committee.  Members determined to be Audit Committee financial experts are listed on page 8.  The Audit Committee operates under a formal charter that may be accessed through the TCF website at www.tcfbank.com (click on “About TCF,” then click on “Corporate Governance”).

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

How Does the Board Determine Which Directors Are Independent?  Section 303A of the NYSE Listed Company Manual (the “NYSE Rule”), relating to corporate governance and director independence, requires the TCF Board of Directors (and all other NYSE-listed companies) to have a majority of Directors who are independent and requires the Board to make an affirmative determination that a Director has “no material relationship” with TCF for the Director to qualify as independent.  The NYSE Rule, as incorporated into the regulations of the SEC, identifies certain transactions or relationships which automatically disqualify a Director from being independent.  In the case of transactions or relationships with a Director’s business, annual payments of more than the greater of $1,000,000 or 2% of the gross revenues of the Director’s business are automatically disqualifying.

The  Board  of  Directors  has  adopted  the  following  categorical  standards  to  assist  it  in  determinations  of independence,  which  are  included  in  TCF’s  Corporate  Governance  Guidelines,  which  may  be  accessed through  the  TCF  website  at  www.tcfbank.com  (click  on  “About  TCF,”  then  click  on  “Corporate Governance”).   Transactions  or  relationships  falling  within  a  categorical  standard  adopted  by  the  Board  are deemed  automatically  to  be  non-material.

•      Commercial Loans from TCF Bank Subject to Approval Under Federal Reserve Board Regulation O (“Regulation O”) (or Below Threshold Amounts) to a Director’s Business.  Loans, leases, and other extensions of credit from TCF Bank or a subsidiary to a Director’s company are not material if they are not automatically disqualifying under the NYSE Rule, are subject to approval under Regulation O (or are for an amount less than that requiring approval under Regulation O), and TCF has not classified them as being in default.

•      Transactions or Relationships Which Are Beneath Certain Thresholds and Are Not Automatically Disqualifying.  Transactions or relationships between TCF and a Director and/or the Director’s related business or immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE Rule, and the transaction (including employment) amounts are not in excess of $120,000 in a calendar year.

•      Retail Banking Relationships: Home Mortgages, Consumer Loans and Retail Deposit Accounts.  Home mortgages, consumer loans and retail deposit accounts at TCF for a Director or immediate family members of the Director are not material if they are not automatically disqualifying under the NYSE Rule and are on ordinary retail consumer terms and conditions.

•      Stockholder Ownership under 10%; Limited Partnerships; Service as Executive Officer.  A Director’s ownership of less than a 10% equity interest in a company, or a limited partnership interest in a company, is not sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF.  However, a Director’s service as an executive officer of a company is sufficient to cause the company to be considered as an indirect interest of the Director for purposes of determining material business relationships between the Director and TCF, even if the Director has ownership of less than a 10% equity interest in such a company.

What Transactions Were Considered Non-Material?  During 2007 through 2009, TCF was a party to the following relationships with certain Directors or their related companies or immediate family members, all of which were determined by the Board to be not material for purposes of Director independence:

Commercial Loans, Consumer Loans, and Retail Banking Accounts.  The following transactions and relationships were reviewed by the Board and determined to not constitute a material relationship for purposes of Director independence, based on the categorical standards described above.  All commercial loans and leases, and all home mortgages and consumer loans, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not contain more than the normal risk of collectibility or present other unfavorable features.  All such loans and leases are approved by the Board of Directors when required by Regulation O.

•      The following Directors or their related companies have, or during 2007 through 2009 had, commercial loans or leases with TCF:  Messrs. Bieber, Bigos, and Strangis.  The following Directors or their related companies have, or had during 2007 through 2009, commercial deposit accounts with TCF:  Messrs. Bieber, Bigos, Burwell (who retired from the Board on April 29, 2009), and Strangis.

•      The following Directors have, or had during 2007 through 2009, retail deposit accounts and/or consumer loans at TCF, all of which are on ordinary retail consumer terms and conditions:  Messrs. Bell, Bigos, Burwell (who retired from the Board on April 29, 2009), Cooper, Cusick, Johnson, Pulles, Scovanner, Strangis, Winslow, and Ms. Goldberg.

Other Business Relationships Involving Independent Directors.  The following additional transactions and business relationships were reviewed and determined by the Board to be not material, either individually or in the aggregate, for purposes of Director independence.

•      Silvertree Hotel of Snowmass Limited Partnership (“Silvertree Hotel”) provided lodging services to TCF for a business event in 2009.  Mr. Burwell is the principal owner of a partnership which owns the Silvertree Hotel.  Total fees received by the Silvertree Hotel in 2009 were $327,077 (with an advance deposit being made in 2008).  The Board of Directors reviewed this relationship and affirmatively determined (with Mr. Burwell abstaining) that it does not constitute a material relationship between Mr. Burwell and the Company for purposes of Director independence because the payments were not so significant as to compromise his exercise of independent judgment as a Director, and therefore did not affect Mr. Burwell’s status as an independent Director while on the Board.  There were no other fees paid to the Silvertree Hotel from 2007 until Mr. Burwell’s retirement on April 29, 2009.

•      During 2007 through 2009, the firm of Kaplan, Strangis and Kaplan, P.A. (“KSK”) provided legal services to TCF.  Mr. Strangis is a member of the firm of KSK.  Total fees paid by TCF to KSK in 2007, 2008, and 2009 were approximately $340,930, $582,000, and $845,887, respectively.  During 2007 through 2009, CTS Corporate Travel Solutions (“CTS”) provided certain travel-related services to TCF.  Mr. Strangis is a director and his spouse is an officer and minority stockholder of CTS.  Total payments by TCF to CTS in 2007, 2008, and 2009 were approximately $140,160, $118,500, and $125,000, respectively.  The Board of Directors has reviewed these relationships and affirmatively determined (with Mr. Strangis abstaining) that they do not constitute a material relationship between Mr. Strangis and the Company for purposes of Director independence because: the extent to which Mr. Strangis is expected to benefit from the payments is not so significant as to compromise his exercise of independent judgment as a Director; the payments were consistent with the level of services provided by KSK and CTS; the payments and the transactions for which they were made were negotiated on an arm’s length basis; the payments are a small percentage of the Company’s total expenses; in the case of CTS, the Director’s interest is indirect and insignificant; and in the case of KSK, the Company deals with many law firms in addition to KSK.  Therefore, the Board determined that the relationships did not affect Mr. Strangis’ status as an independent Director.  The Board of Directors periodically reviews those longstanding and ongoing relationships and considers the amounts and terms of the arrangements to be reasonable and appropriate for the services provided.

•      Several Directors are investors in Cooper State Bank, a state bank organized under the laws of Ohio, of which Mr. Cooper is controlling shareholder and Mr. Strangis was an organizer.  In addition to Mr. Cooper, Messrs. Bigos, Burwell (who retired from the Board on April 29, 2009), Pulles, Schwalbach, Strangis, Winslow, Ms. Goldberg, and certain members of TCF’s management are shareholders in the bank.  Three current members of TCF’s management are also directors of Cooper State Bank.  The Board of Directors has reviewed these relationships and affirmatively determined (with each affected Director abstaining from his or her own determination) that they do not constitute material relationships between Messrs. Bigos, Schwalbach, Strangis, or Ms. Goldberg, and the Company for purposes of Director independence because: these transactions are not so significant as to compromise their exercise of independent judgment as Directors; the transactions are not with the Company or Company management; there are no material transactions between the Company and Cooper State Bank (Cooper State Bank owns shares of trust preferred capital of TCF Financial); Cooper State Bank is not a competitor of TCF (its market area does not overlap TCF’s); and the investments are not otherwise so significant as to compromise the Director’s exercise of independent judgment as a Director.

•      Ms. Goldberg’s son is employed by the Company in a non-executive capacity.  The Board has reviewed this relationship and affirmatively determined (with Ms. Goldberg abstaining) that it does not constitute a material relationship between Ms. Goldberg and the Company for purposes of Director independence, in that he is employed in a non-executive position and has not received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company.  Ms. Goldberg and her son do not reside at the same residence.

•      Mr. Bell’s daughter is employed by the Company in a non-executive capacity.  The Board has reviewed this relationship and affirmatively determined (with Mr. Bell abstaining) that it does not constitute a material relationship between Mr. Bell and the Company for purposes of Director independence, in that she is employed in a non-executive position and has not received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company.  Mr. Bell and his daughter do not reside at the same residence.

•      The Board has also reviewed Director ownership of shares of TCF common stock and/or trust preferred capital and affirmatively determined (with affected Directors abstaining) that such ownership does not constitute a material relationship between any of those Directors and the Company for purposes of Director independence, in that no such Director owns 10% or more of any voting class of outstanding TCF securities.

Which Directors are Independent?  The NYSE evaluation of director independence is based on a three-year look-back period.  On the basis of the foregoing categorical standards and review of the transactions and relationships between Directors and TCF over the years 2007 through 2009, the Compensation/Nominating/Corporate Governance Committee and the Board of Directors affirmatively determined in January 2010 that the following Directors have no material relationship with TCF and are considered to be independent:  Messrs. Bell, Bieber, Bigos, Johnson, Opperman, Schwalbach, Scovanner, Strangis, and Ms. Goldberg.  The Compensation/Nominating/ Corporate Governance Committee and Board also determined that Mr. Burwell, prior to his retirement as a Director on April 29, 2009, was independent.  The Board of Directors determined that the following Directors are not independent:  Mr. Cooper (TCF’s Chief Executive Officer), Mr. Pulles (TCF’s Vice Chairman and Secretary), Mr. Winslow (TCF’s Vice Chairman), and Mr. Cusick (TCF’s former Chief Operating Officer), because current executives, and former executives receiving compensation for prior services within the three-year look-back period, are deemed to be non-independent under the NYSE Rule.

Related Party Transaction Approval Process.  By written policy and regulation, loans to Directors, executive officers or their immediate family members are submitted for review to the Board of Directors of TCF Bank as and to the extent required by Regulation O.  Transactions with Directors, executive officers or their immediate family members that present a possible conflict of interest under TCF’s written Code of Ethics are reviewed by TCF’s General Counsel and submitted to the TCF Financial Board of Directors where appropriate or required under the Code of Ethics.  By unwritten policy, all other transactions in which TCF is a participant with Directors, Director nominees, executive officers and their immediate family members or related companies that are reportable in the proxy statement are reported to the Audit Committee and, for transactions involving independent Directors, the Compensation/Nominating/Corporate Governance Committee and the Board.  All such reports are in writing and maintained with the records of the applicable committee or Board meetings.  The Board of Directors and the respective committees are responsible for reviewing and evaluating any transactions submitted to them and, where appropriate or otherwise required under applicable regulations, for approving, denying, ratifying, or terminating such transactions.  Any such action is reflected in the minutes of the Board or the respective committees.

Related Party Transactions Not Involving Independent Directors.  The following are all transactions during 2009 and 2010 to date, and any currently proposed transaction, not otherwise described above, in which TCF was or is to be a participant and the amount involved exceeds $120,000 and in which any “related person” had or will have a direct or indirect material interest:

•                  The Company purchased homes of two of its executives in 2009 in connection with their relocation at the Company’s request:  Mr. Timothy Bailey (approximate value of transaction $923,000), and Mr. Joseph Doyle, formerly President — TCF Bank Michigan (approximate value of transaction $546,000).  It is anticipated that family members of these executives will occupy the properties for a portion of 2010 after the closing of those transactions.

•                  During 2009, CTS provided certain travel-related services to TCF, and TCF contemplates it will continue to use CTS in 2010.  A person deemed to be an immediate family member of Mr. Stratton is an officer of and has an ownership interest in CTS.  Total payments by TCF to CTS in 2009 were approximately $125,000.

COMPENSATION OF DIRECTORS

TCF’s compensation of outside Directors in 2009, including cash and other non-cash compensation, is shown in the following table.  Messrs. Cooper and Pulles are Named Executives of TCF Financial and do not receive any compensation for their service as Directors.  Mr. Winslow is an executive of TCF and does not receive any compensation for his service as a Director.  Accordingly, Messrs. Cooper, Pulles, and Winslow are not included in the following table.  (See the Summary Compensation Table on page 33.)

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter Bell	$ 3,833	$ 2,405 (1)	$ 0	$ 0	$ 6,238
William F. Bieber	$28,000		$20,000	$10,000	$58,000
Theodore J. Bigos	$28,500		$ 0	$ 0	$28,500
Rodney P. Burwell	$10,667		$ 8,000	$22,000 (4)	$40,667
Thomas A. Cusick	$26,500		$14,000	$10,000	$50,500
Luella G. Goldberg	$35,500		$20,000	$10,000	$65,500
George G. Johnson	$32,500		$20,000	$10,000	$62,500
Vance K. Opperman	$18,500	$10,002 (1)	$ 0	$ 0	$28,502
Gerald A. Schwalbach	$55,500		$20,000	$10,000	$85,500
Douglas A. Scovanner	$52,000		$10,000	$ 0	$62,000
Ralph Strangis	$48,500		$20,000	$10,962 (5)	$79,462

(1)             Consists of pro-rata restricted stock awards made to Messrs. Bell and Opperman, respectively, upon election to the Board in 2009.  The grant date fair value for Mr. Bell’s award is $12.27 per share and $12.99 per share for Mr. Opperman, as computed in accordance with Financial Accounting Standard Codification (“FASC”) Topic 718.  TCF’s accounting policy for stock-based compensation are described in Notes 1 and 15 to TCF Financial’s Consolidated Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2009.  Dividends are paid on the shares at the regular rate paid to stockholders generally.  The annual goal is TCF’s Return on Equity (“ROE”) exceeding the median of TCF’s Peer Group.  The award will vest as soon as possible immediately after the results are known in the following fiscal year in which the annual goal is achieved, or if not sooner, ten (10) years after the grant date.

(2)             Consists of retirement benefits earned during 2009.   Mr. Burwell, who retired from the Board on April 29, 2009, will receive an annual pension benefit of $16,000.  Messrs. Bell, Bigos, and Opperman have not completed five years of service and therefore are not eligible for a pension benefit.  Mr. Cusick and Mr. Scovanner’s annual benefit reflects the number of years of Board service and vesting, 70% and 50%, respectively.

(3)             Consists of matching charitable gift contributions by TCF Foundation on behalf of Directors.

(4)             For Mr. Burwell, this amount includes a $12,000 pension benefit payment made in 2009.  This does not include distributions from the Directors Deferred Compensation Plan which totaled $147,689, consisting of fees deferred and invested in TCF Stock.

(5)             For Mr. Strangis, includes $962 for personal use of TCF Financial’s aircraft.

Material Information Regarding Directors’ Compensation

•      Cash compensation for outside Directors (which may be deferred and invested in TCF Stock):

•      Annual Retainer – $20,000; Committee Chairs receive an additional $20,000 annual fee

•      Board Meetings – $1,000/meeting

•      Committee Meetings – $500/meeting ($1,000/meeting for Audit Committee members)

•      Inside Directors (Messrs. Cooper, Pulles, and Winslow) do not receive any compensation for their service as Directors.

•      Stock Grant Program:

•      Periodically, but not more often than every three years, outside Directors receive TCF Stock grants equal to three times their annual base retainer: (excludes higher retainer for Committee Chairs) ($20,000 x 3 = $60,000).  For Directors elected after a stock grant has been awarded, a pro-rata stock grant is awarded.

•      The number of shares granted is determined by dividing three times the annual retainer fee by the price of TCF Stock on the grant date.

•      The stock grant vests over a minimum of three years.  Pro-rata grants may vest in a shorter period.

•      One-third of the shares will vest in each year that TCF Financial’s ROE exceeds the median for TCF’s Peer Group.  (See “Analysis of Tools the Committee Uses” on page 27 in the Compensation Discussion and Analysis section.)  If the annual goal is not achieved, the award vests ten (10) years after the grant date.

•      Dividends are paid on unvested shares at the same rate as regular dividends to TCF stockholders generally.

•      Once all shares vest or expire, new grants are made.

•      Unvested shares will vest if a change in control occurs.

•      Directors’ Retirement Plan:

•      Directors with five or more years of service as an outside Director receive a retirement benefit.

•      After five years, outside Directors are 50% vested with an additional 10% vesting each year thereafter until the tenth year when they are 100% vested.  The amount of the annual benefit is the vested percentage times the annual Board retainer (currently $20,000) in effect at retirement.

•      Benefits become 100% vested if a change in control occurs.

•      The benefit is paid for a number of years equal to the outside Director’s length of service on the Board.

•      Directors’ Deferred Plan (for outside Directors):

•      Fees and stock grants may be deferred until service on the Board ends.

•      All deferred fees are invested in TCF Stock.

•      Dividends (market rate) are accumulated and invested in TCF Stock.

•                  Distributions for pre-2005 accounts are in installments or lump sum, as elected by the Director.  For accounts accumulated in 2005 and after, all distributions are in a lump sum.

•      TCF Matching Gift Program:

•                  TCF offers a matching gift program to supplement donations made by employees and Directors to charitable organizations of their choice up to a maximum gift of $10,000 annually.

•      Indemnification rights are provided to Directors under TCF Financial’s Certificate of Incorporation and Bylaws, to the extent authorized under Delaware General Corporation Law and TCF maintains Directors and Officers Insurance.

•      TCF pays for travel and other expenses of TCF Directors to attend Board meetings as a business expense.

•      TCF typically holds one Board meeting per year (the “Annual Board Retreat”) at a remote location within or outside the United States and pays Directors’ travel and lodging expenses incurred in connection with the meeting, as well as those of the Directors’ spouses.  In 2009, in lieu of the Annual Board Retreat, a meeting was held in Minneapolis, Minnesota.

Outstanding Equity Awards of Outside Directors at December 31, 2009

	# of Shares Unvested	Market Value of
	Restricted Stock	Unvested Shares
Name	(1)	($)(2)
Peter Bell	196	$ 2,670 (3)
William F. Bieber	797	$10,855
Theodore J. Bigos	1,443	$19,654
Thomas A. Cusick	797	$10,855
Luella G. Goldberg	797	$10,855
George G. Johnson	797	$10,855
Vance K. Opperman	770	$10,487 (3)
Gerald A. Schwalbach	797	$10,855
Douglas A. Scovanner	797	$10,855
Ralph Strangis	797	$10,855

(1)             Consists of the unvested portion of the 2006 restricted stock award made to Ms. Goldberg and Messrs. Bieber, Cusick, Johnson, Schwalbach, Scovanner and Strangis, and the unvested portion of the pro-rata awards made to Messrs. Bell, Bigos, and Opperman upon their election to the Board.  Dividends are paid on the shares at the regular rate paid to stockholders generally.  Shares will vest as soon as possible immediately after the results are known in the following fiscal year in which TCF achieves an ROE that exceeds the median of its Peer Group for the applicable fiscal year or, if not sooner, ten (10) years after the award date.

(2)             Consists of the number of unvested shares shown in the previous column, multiplied by the closing stock price on December 31, 2009, the last business day of 2009, of $13.62 per share.

(3)             Grant date fair value of the stock award is shown on the Director Compensation table on page 14.

TCF STOCK OWNERSHIP OF DIRECTORS, OFFICERS AND 5% OWNERS

The following chart shows ownership as of January 31, 2010 (except as indicated in footnotes (4) and (5)) of TCF Stock by those indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of TCF Stock Outstanding (2)
Directors who are not Named Executives:
Peter Bell	98,127	(1)(3)(5)	*
William F. Bieber	918,626	(1)(3)(5)	*
Theodore J. Bigos	24,316	(3)(5)	*
Thomas A. Cusick	367,134	(3)	*
Luella G. Goldberg	241,156	(1)(3)(5)	*
George G. Johnson	74,842	(3)	*
Vance K. Opperman	12,177	(3)(5)	*
Gerald A. Schwalbach	159,509	(3)(5)(6)	*
Douglas A. Scovanner	30,234	(3)	*
Ralph Strangis	132,578	(3)(5)	*
Barry N. Winslow	493,440	(3)(6)	*
Named Executives:
William A. Cooper	4,042,362	(1)(3)(6)	3.1%
Thomas F. Jasper	77,350	(3)	*
Neil W. Brown	258,242	(1)(3)(6)	*
Gregory J. Pulles	383,293	(1)(3)	*
Craig R. Dahl	160,259	(3)(6)	*
All Directors and Executive Officers combined
(26 persons, including those named above)	8,718,334	(3)(5)(6)	6.7%

5% beneficial owners
Advisory Committee of TCF	8,141,169	(5)	6.3%
Employees Stock Purchase Plan c/o General Counsel TCF Financial Corporation 200 Lake Street East Mail Code EX0-03-A Wayzata, MN 55391-1693

BlackRock, Inc.	7,203,940	(4)	5.6%
40 East 52nd Street New York, NY 10022

Fidelity Management & Research Company	6,939,100	(4)	5.4%
82 Devonshire Street Boston, MA 02109

*                 Represents 1.0% or less of the outstanding TCF Stock.

(1)             All shares are directly owned and the person indicated has sole voting and dispositive power, except as indicated in this footnote and footnote (3) below.  Includes shares beneficially owned by family members who share the person’s household, with respect to which shares the indicated person disclaims any beneficial ownership, as follows: Mr. Bell, 21,071 shares; Mr. Bieber, 14,000 shares; Mr. Brown, 54,000 shares; Mr. Cooper, 26,933 shares; Ms. Goldberg, 10,000 shares; Mr. Pulles, 168,635 shares; and all Directors and executive officers combined, 336,401 shares.

(2)             Each amount showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person upon the exercise of vested options within 60 days after January 31, 2010.  As of January 31, 2010 there were no vested options outstanding for all executive officers combined.

(3)             Includes whole shares of TCF Stock allocated to accounts in the TCF Employees Stock Purchase Plan, for which the Named Executives and certain Directors have shared voting power as follows:  Mr. Bell, 6,729 shares; Mr. Brown, 7,456 shares; Mr. Cooper, 4,429 shares; Mr. Dahl, 5,570 shares; Mr. Jasper, 7,221 shares; Mr. Pulles, 51,931 shares; Mr. Winslow, 56,866 shares; and all Directors and executive officers combined, 371,889 shares.  Also includes whole shares of TCF Stock in the trust for the ESPP Supplemental Plan (as defined on page 30), for which the Named Executives and certain Directors do not have voting power, as follows:  Mr. Bell, 224 shares; Mr. Brown, 25,638 shares; Mr. Cooper, 598 shares; Mr. Dahl, 14,145 shares; Mr. Jasper, 2,368 shares; Mr. Pulles, 52,464 shares; Mr. Winslow, 5,845 shares; and all Directors and executive officers combined, 197,534 shares.  Also includes whole shares of TCF Stock (vested and unvested) in the trust for the TCF Financial Executive Deferred Compensation Plan or the TCF Financial Directors Deferred Compensation Plan for which the Directors or Named Executives do not have voting power, as follows: Mr. Bell, 61,907 shares; Mr. Bieber, 62,826 shares; Mr. Bigos, 4,316 shares; Mr. Cooper, 8,670 shares; Mr. Cusick, 11,325 shares; Ms. Goldberg, 160,492 shares; Mr. Johnson, 62,701 shares; Mr. Opperman, 2,177 shares; Mr. Schwalbach, 21,151 shares; Mr. Scovanner, 19,234 shares; Mr. Strangis, 64,578 shares; and all Directors combined, 479,377 shares.

(4)             Beneficial ownership of shares by BlackRock, Inc. is in the following manner:  sole voting power 7,203,940 shares; shared voting power 0 shares; sole dispositive power 7,203,940 shares; shared dispositive power 0 shares.  The foregoing information is based upon the Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010.  Information is as of December 31, 2009.  Beneficial ownership of shares by Fidelity Management & Research Company is in the following manner:  sole voting power 0 shares; shared voting power 0 shares; sole dispositive power 6,939,100 shares; shared dispositive power 0 shares.  The foregoing information is based upon the Schedule 13G filed with the SEC by Fidelity Management & Research Company on February 16, 2010.  Information is as of December 31, 2009.

(5)             The Advisory Committee for the TCF Employees Stock Purchase Plan has shared voting power with participants of all allocated shares in such plan.   Advisory  Committee members disclaim ownership of these shares.  Beneficial ownership of shares by the Advisory Committee for the TCF Employees Stock Purchase Plan is in the following manner:  shared voting power, 8,141,169 shares.  The foregoing information is based upon the Schedule 13G filed with the SEC by TCF Financial Corporation on February 12, 2010.  Information is as of December 31, 2009.  Information on the table as to shares beneficially owned by Ms. Goldberg, and Messrs. Bell, Bieber, Bigos, Opperman, Schwalbach, and Strangis, the members of such committee, does not include any shares beneficially owned by the Advisory Committee.

(6)             Includes shares pledged as collateral for loans undertaken by Directors or Named Executives as follows:  Mr. Brown, 99,500 shares; Mr. Cooper, 3,605,000 shares; Mr. Dahl, 89,579 shares; Mr. Schwalbach, 137,561 shares; Mr. Winslow, 394,000 shares; and all Directors and executive officers combined, 4,727,928 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TCF Financial’s Directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of TCF Stock to file stock ownership reports with the SEC.  Based upon representations signed by officers and Directors, TCF Financial believes that all reports required by officers and Directors were filed on a timely basis during 2009.

BACKGROUND OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following describes at least the last five years of business experience of executive officers of TCF Financial, or its principal wholly-owned subsidiary TCF Bank, who are not Directors of TCF Financial.  The descriptions include any other directorships at public companies held during the past five years.  In these descriptions, TCF Bank – Lakeshore is the Illinois-Wisconsin division of TCF Bank.  TCF Bank – Michigan, TCF Bank – Minnesota, and TCF Bank – Colorado are the Michigan, Minnesota, and Colorado divisions, respectively, of TCF Bank.  TCF Bank Wisconsin, TCF Bank Michigan, TCF Bank Minnesota, and TCF Bank Colorado are former subsidiary banks that were merged into TCF Bank.

TIMOTHY P. BAILEY (age 54) was elected Vice Chairman of Commercial and Consumer Credit of TCF Bank in 2008.  In 2009 he also became Chief Credit Officer of TCF Bank.  Prior to that, he was President and CEO of TCF Bank from 2006 to 2008.  From 2001 to 2005, he was President of TCF Bank – Lakeshore.  He has also held various other positions with TCF Bank: Chief Operating Officer/Lending of TCF Bank – Lakeshore from 2000 to 2001; President and Chief Executive Officer of TCF Bank Wisconsin from 1993 to 2001, and, prior to that, Vice President of Commercial Lending/Loan Workouts with TCF Bank.  In his current capacity, he oversees the credit underwriting, the monitoring of portfolio performance, and collection and work-out areas within TCF

PAUL B. BRAWNER (age 61), has been the Senior Credit Officer of TCF Bank since 2005 and was elected Executive Vice President of TCF Bank in 2001.  Prior to that, he was a Senior Vice President of TCF Bank from 1998 to 2000.

JAMES S. BROUCEK (age 46) was elected Treasurer of TCF Financial and TCF Bank in 2005 and Senior Vice President of TCF Financial in 2002.  He also has been Chief Investment Officer since 2001 and Executive Vice President of TCF Bank since 2007.  From 1995 to 2001, he was Senior Vice President and Controller of TCF Bank – Michigan.

NEIL W. BROWN (age 51) was elected Chief Operating Officer of TCF Financial in 2007 and also has been President of TCF Financial since 2006.  Following the 2009 reorganization, Mr. Brown is currently responsible for TCF’s Retail Banking business.  In addition, he has responsibilities for Human Resources, Benefits, and Internal Audit.  He was Chief Financial Officer of TCF Financial from 1998 through December 2006.  He was an Executive Vice President and Treasurer of TCF Financial from 1998 to 2005.

CRAIG R. DAHL (age 55) assumed additional responsibility for Commercial Banking following the 2009 reorganization and has been Chairman of TCF Inventory Finance, Inc. since 2008, President of TCF Equipment Finance, Inc. since 1999, and Chairman and Chief Executive Officer of Winthrop Resources Corporation since 2003, all of which are wholly-owned subsidiaries of TCF Bank.  He has also been an Executive Vice President of TCF Financial since 1999.

JOSEPH T. GREEN (age 55) was elected General Counsel of TCF Financial in 2009 and also has been a Senior Vice President of TCF Financial since 2008.  He also is a Senior Vice President, General Counsel and Secretary of TCF Bank, positions he has held since 2001.

THOMAS F. JASPER (age 41) was elected Executive Vice President and Chief Financial Officer of TCF Financial in January 2007.  From 2001 until January 2007, he was Executive Vice President and Chief Financial Officer of TCF Equipment Finance, Inc., and Executive Vice President of Winthrop Resources Corporation, both of which are wholly-owned subsidiaries of TCF Bank.  Prior to joining TCF Equipment Finance, Inc. in 2001, he held various other positions, including Senior Manager at KPMG LLP.

MARK L. JETER (age 53) assumed the title of Managing Director of Branch Banking in 2009 following the reorganization of TCF Bank; he was President of TCF Bank – Minnesota from 2000 until the reorganization in 2009.  Prior to that, he held various positions with TCF affiliates:  President of TCF Bank Michigan (1998 – 2000), Executive Vice President of Retail Banking of TCF Bank – Minnesota (1996 – 1998), and Senior Vice President of Retail Banking of TCF Bank – Minnesota (1994 – 1996).

MARK W. ROHDE (age 48) became the Managing Director of Retail Lending in 2009 following the reorganization of TCF Bank; he was President of TCF Bank – Lakeshore from 2006 until the reorganization in 2009.  Prior to that, he was Executive Vice President of Consumer Lending of TCF Bank – Lakeshore from 1997 to 2006.

BARBARA E. SHAW (age 54) was elected to the position of Senior Vice President-Director of Corporate Human Resources of TCF Financial in December 1999 and an Executive Vice President of Corporate Human Resources for TCF Bank.  From 1998 to her election in 1999, she was Vice President – Human Resources TCF Financial.  Prior to her return to TCF in 1998, she was a Vice President and Business Unit Manager of the Investment Trust Department of Norwest Bank, Minnesota, N.A. (nka Wells Fargo) from 1996 to 1998.  Prior to that, she was a Senior Vice President of TCF Mortgage Corporation, an affiliate of TCF Financial, from 1992 to 1996.

DAVID M. STAUTZ (age 53) has been a Senior Vice President, Controller and Assistant Treasurer of TCF Financial since 1999.  He was elected Executive Vice President of TCF Bank in 2007.  Mr. Stautz has been Controller of TCF Bank since 2000 and Assistant Treasurer of TCF Bank since 1999.  Mr. Stautz is a member of the American Institute of Certified Public Accountants.

EARL D. STRATTON (age 62) was elected Executive Vice President and Chief Information Officer of TCF Financial in 1995 and TCF Bank in 2001.  Prior to that, he was a Senior Vice President of TCF Financial from 1985 to 1995 and a Senior Vice President of TCF Bank from 1985 to 2001.  Mr. Stratton is a member of the Board of Directors of Cooper State Bank and Medica.

JAMES J. URBANEK (age 54) joined TCF in 2010 as Managing Director of Commercial Banking.  Previously he held positions with Wells Fargo & Co. as Senior Director of Banking/Wealth Management Group – Great Lakes Region in 2009 and prior to that, Wealth Management Group Regional Manager for Iowa from 1999 to 2009.  Mr. Urbanek has over thirty years of experience in the banking industry.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee of the Board of Directors (“Committee”)

Overview

The banking industry endured a year of extraordinary continuing economic and regulatory challenges in 2009, and these challenges have played an important role in forging the compensation policies and decisions of the Committee.  The many business and operating challenges faced by the banking industry during 2009 included continuing increases in unemployment and declines in real estate values which contributed to deteriorating credit conditions and increases in loan and lease chargeoffs.  These conditions gave rise to a number of bank failures and significant declines in earnings across the industry.  Despite these difficult conditions, TCF remained profitable during 2009 and outperformed most of its peers.  In November 2008, TCF accepted an investment of $361 million by the U.S. Treasury as part of the Capital Purchase Program (“CPP”) established under the Emergency Economic Stabilization Act of 2008 to help stabilize the financial system.  Following approval by the Treasury Department, TCF repurchased the preferred stock sold in connection with the CPP investment in April 2009.

In this unusual operating environment, the leadership role performed by TCF’s Chief Executive Officer (“CEO”), William A. Cooper, became especially crucial.  In evaluating management and its performance, the Committee has carefully considered the enormous challenges faced by TCF in the current environment and the importance of rewarding and retaining talented managers to deal with these difficult conditions.  It has also been attentive to designing compensation programs that comply with new regulatory requirements, including proposed new guidance calling for bank holding companies to make sure that compensation policies and practices do not encourage excessive risk-taking within the organization.  It was also determined that, except for Mr. Cooper’s Employment Agreement, current practices favor elimination of employment and change in control agreements and this was accomplished for executive officers in 2009 and early 2010.

Objectives of TCF’s Executive Compensation Program

TCF’s executive compensation program is designed to:

1.               Attract and retain experienced, highly qualified executives critical to the Company’s long-term success and thereby enhance stockholder value.

2.               Link pay to Company and individual performance in a way that does not encourage unnecessary or excessive risk to the Company.

3.               Structure an executive’s total compensation so that it predominantly consists of an annual cash incentive and long-term incentives which are based on Company and individual performance.

4.               Promote aligning the interests of executives and stockholders through long-term ownership and accumulation of TCF Stock by TCF executives.

Decisions Made by the Committee in 2009

The Committee made the following key decisions concerning Named Executive compensation in 2009:

1.               Decisions Affecting the Chief Executive Officer.  Mr. Cooper returned to TCF as CEO in July 2008, following his retirement from that position in December 2005.  When Mr. Cooper was reelected as CEO in July 2008, the Board sought to compensate him at a level commensurate with the responsibilities he was assuming.  Mr. Cooper made the request that he not receive any cash compensation and so the Board awarded him 450,000 shares of restricted stock and stock options for 800,000 shares, to be earned over a three-and-a-half-year period.  In order to qualify as deductible performance-based compensation under IRC Section 162(m), the vesting of the stock award was contingent on achievement of an annual ROE goal of 15%.

Subsequent to Mr. Cooper’s return, two significant events occurred.  First, in October 2008, Congress enacted legislation authorizing the CPP, in which TCF was a participant.  Under the CPP, the allowable tax deduction for executive officer compensation was capped at $500,000 annually regardless of whether the compensation was performance-based.  This made the ROE goal for Mr. Cooper’s restricted stock grant less meaningful.  Second, the banking industry, including TCF, experienced significant unanticipated credit losses due in large part to an unprecedented decline in home values and continued increases in unemployment.  At the end of 2008, it became apparent that the ROE goal was no longer realistically achievable, at least in the short term, and retaining it could potentially serve as an incentive for taking unnecessary or excessive risk and also deprive the Board of a vehicle for delivering meaningful compensation to Mr. Cooper.  In view of these developments, the Board in January 2009 decided to remove the ROE goal from Mr. Cooper’s restricted stock grant.

In July 2009, the Committee decided that in light of the economic environment and in order to secure a longer-term commitment from Mr. Cooper, and also in view of the decline in value of the stock and option grants made to him upon his return to the Company, it was appropriate to provide Mr. Cooper with a salary and annual bonus opportunity.  The Committee approved an amendment to Mr. Cooper’s Employment Agreement to extend it and to provide both a base salary of $950,000 and a bonus opportunity in an amount to be determined at the discretion of the Committee.  The Committee made Mr. Cooper’s bonus opportunity discretionary in the belief that current uncertain economic conditions make it appropriate that it retain discretion to award, or not award, a bonus based on Mr. Cooper’s performance in dealing with those conditions as they develop.  Mr. Cooper’s base salary was set at a level commensurate with the mid-point of TCF’s Peer Group.  The Committee felt that providing Mr. Cooper with both a salary and bonus opportunity were necessary to secure his employment for a longer term and to adequately reward and incent him.  The Committee believes that the aggregate compensation for Mr. Cooper is in line with TCF’s Peer Group averages and with the performance Mr. Cooper has achieved in these difficult times.

At its December 2009 meeting, the Committee awarded Mr. Cooper a cash bonus for 2009 performance of $975,000.  The Committee felt an award of just over 100% of base salary was justified based on the Company’s profits for the year in an extraordinarily difficult environment and on his relative contribution to that result.  It also believed that this award would make Mr. Cooper’s overall compensation consistent with that of TCF’s peers, which the Committee believed was especially important, given his performance under challenging circumstances.  The entire bonus was awarded in cash and no stock was awarded to Mr. Cooper in light of the award made upon his reemployment and the significant number of shares already held by him.

2.               Base Salary Levels.  The Committee followed its practice of adjusting base salary infrequently and only when salary levels are substantially different than market or to reflect new duties.  Mr. Jasper’s salary was increased to $350,000 effective January 1, 2010 to reflect his assumption of responsibility for the Information Technology Group and to bring his base salary into alignment with those of his Chief Financial Officer Peer Group.  Mr. Dahl’s salary was increased to $400,000 effective January 1, 2010 due to his assumption of responsibility for all Commercial Banking.  The base salary levels for the other Named Executives remained unchanged.

3.               Annual Cash Incentive.

2008 Cash Bonuses.  At its meeting in January 2009, the Committee determined that no cash bonuses would be paid to Named Executives for 2008 because they were not earned under the agreed target (a combination of earnings-per-share and return on equity).

2009 Discretionary Cash Bonuses.  Named Executives and certain other members of senior management were eligible to receive a discretionary cash bonus for 2009 based on the Committee’s subjective assessment of individual performance.  At its December 2009 meeting, the Committee awarded cash bonuses to the Named Executives (other than Mr. Cooper) of approximately 53% of base salary.  Named Executives who have substantial years of service with TCF and who hold significant investments in TCF Stock received larger cash bonuses than those with fewer years of service who hold fewer shares of TCF Stock.  After discussion with the CEO, the Committee determined that the aggregate amount of these cash bonuses combined with stock awards also being made at that meeting (see discussion under “Long-Term Incentives” — “December 2009 Stock Awards” on page 24), for the executive group considered together, were approximately 100% of base compensation.  The Committee selected this bonus level based on subjective individual performance and the Company’s ability to maintain profitability despite significant industry challenges, including large increase in credit losses.  The following chart reflects the cash bonuses awarded to each of the Named Executives:

Named Executive Cash Bonuses

Named Executive	Cash
William A. Cooper	$975,000
Thomas F. Jasper	$150,000
Neil W. Brown	$150,000
Gregory J. Pulles	$200,000
Craig R. Dahl	$250,000

The amount of each cash bonus, other than the CEO’s, was based on a subjective review of individual performance by the CEO.  The CEO and Committee felt that while TCF’s performance was not at levels achieved in earlier periods, the Company remained profitable and outperformed most of its Peer Group and thus this level of cash bonuses was appropriate.

2010 Management Incentive Plan.  At its December 2009 meeting, the Committee approved the 2010 Management Incentive Plan.  Named Executives are eligible to earn 100% of base compensation if TCF’s ROE for fiscal year 2010 exceeds the mean of TCF’s Peer Group.  The Committee selected the ROE target because it felt that equity is an increasingly important measure of financial stability and if management achieves performance above the average of the Peer Group, a cash bonus is warranted.  The Committee will exercise negative discretion to reduce the size of the cash bonus for each executive based on a subjective evaluation of TCF’s performance relative to its Peer Group and the individual’s performance.  If TCF does not achieve the target performance, no cash bonuses will be paid for 2010.  The maximum bonus potential of 100% is a change from years prior to 2009, when Named Executives were eligible to earn an annual incentive of up to 200% of base compensation upon achievement of performance-based goals.  The Committee took this action in the belief that stockholders would respond favorably to a reduction in cash bonus amounts.  In light of the reduction in cash bonuses, the Committee determined that annual stock awards, completely discretionary and with multi-year vesting, should be considered each year at the time the amount of the annual bonus, if any, is determined.  The Committee believes that such awards will serve as a means of continuing to tie executive performance to long-term corporate goals.

4.               Long-Term Incentives.  The Committee believes that having in place unearned and/or unvested stock or stock option awards for executives provides a long-term incentive which aligns the executive’s long-term interests with those of the stockholders and discourages taking unnecessary risks.  The following restricted stock decisions were made for 2009:

Year 2006 Stock Awards.  The number of shares that vest under the restricted stock award granted to executives in 2006 (the “Year 2006 Stock Awards”) was tied to year-over-year increases in earnings-per-share during each of the years 2006, 2007, and 2008, in excess of the base earnings-per-share (“EPS”) (for 2005) of $2.00.  The Committee determined in 2007 that no portion of the award was earned for 2006.  The Committee determined in 2008 that for Messrs. Brown, Pulles, and Dahl, 7% of the award was earned for 2007, and for Mr. Jasper, 10% of the award was earned for 2007.  The Committee determined in January of 2009 that TCF did not achieve EPS in excess of $2.00 per share for 2008, and therefore that no portion of the award was earned in 2008.  Any shares that were not earned by the end of 2008 were forfeited on January 31, 2009 (a total of 143,850 shares were forfeited for the four Named Executives identified above having a value of $1,782,302 based on the market closing price of $12.39 per share on January 30, 2009, the last trading day of the month).  Shares that were earned will vest on January 31, 2011.

Amendments to 2008 Stock Incentive Awards.  The Committee determined in January of 2009 that vesting of restricted stock awards granted to Named Executives in 2008, including Messrs. Cooper and Pulles, and two other executives who are not Named Executives, should no longer be tied to a corporate financial goal or any other specific performance target.  A corporate financial goal is necessary to qualify compensation as “performance-based” under IRC Section 162(m), thus enabling TCF to deduct compensation in excess of $1 million.  While a participant in the CPP, however, TCF was prohibited from deducting any compensation to a Named Executive in excess of $500,000; thus, the performance-based goals did not at the time provide a tax benefit to TCF.  Also, at the end of 2008, it became apparent that the ROE goal was no longer realistically achievable, at least in the short term, and retaining it could potentially serve as an incentive for taking unnecessary or excessive risk and also deprive the Committee of a vehicle for delivering meaningful compensation to these executives.  In view of these developments, the Committee in January 2009 decided to remove the ROE goal from these restricted stock grants.  Although the Committee could have made new restricted stock grants in lieu of this action, it believed this would not be its best course of action as this would unnecessarily use additional shares under the Incentive Stock Program and would also create the possibility of a windfall in the event of a change in control during the period the 2008 awards were outstanding.  The grant date fair value at the time of the original award was $4,673,927 for Mr. Cooper and $317,309 for Mr. Pulles.  The grant date fair value of the amended award is $3,730,461 for Mr. Cooper and $196,694 for Mr. Pulles.

January 2009 Stock Awards.  In January 2009, the Committee made the following restricted stock awards to current Named Executives (except Mr. Cooper), one-third of which will vest on January 1 of each year over the three-year period 2010 through 2012:

Named Executive Restricted Stock Awards

Named Executive	Restricted Stock Award (Shares)
Thomas F. Jasper	22,000
Neil W. Brown	33,000
Gregory J. Pulles	25,000
Craig R. Dahl	22,000

In its evaluation of the appropriateness of the restricted stock awards to the Named Executives, the Committee considered that the 102,000 awarded shares represented 0.08% of shares outstanding on January 20, 2009.  These shares represented an average grant of 25,500 shares per executive with an average value at the time of issuance of $261,248 at $10.245 per share, the average of the high and low prices on the grant date.  The Committee determined that this award, which represented, on average, 74% of annual base compensation, was an appropriate level of stock-based compensation given TCF’s objective of promoting an alignment of the interests of executives and stockholders through long-term ownership and accumulation of TCF Stock by executives.  The size of the award for each individual was approximately based on the level of the executive’s base compensation, except that the award for Mr. Jasper took into account the fact that his salary was lower because of his recent assumption of the Chief Financial Officer position, which the Committee believed should not result in a lower stock award.

Factoring into the decision to make these awards was the Committee’s conclusion that there was no further value to be achieved from the Year 2006 Stock Awards, as they expired with limited shares earned.  In making the January 2009 awards, the Committee also considered the fact that cash bonuses were not paid to the Named Executives for 2008 performance, and that the stock options awarded to Named Executives in 2008 had reduced value, as the exercise price of those stock options ($15.75 per share) was above the recent range of Company share prices.  The Committee determined that no dividends would be paid in connection with the January 2009 restricted stock awards to Named Executives until they vest.

December 2009 Stock Awards.  At its December 2009 meeting, the Committee granted certain Named Executives an award of performance-based restricted stock, one third of which will vest on April 1 of each of the years 2011, 2012, and 2013 if TCF’s ROE for the applicable fiscal year exceeds the mean of TCF’s Peer Group.  This metric (rather than increases in earnings-per-share or an absolute target return) rewards performance that is at least equal to the average of TCF’s peers and therefore is more closely tied to general economic conditions and those for peer financial institutions.  These awards were made in conjunction with cash bonuses for 2009 performance and the aggregate value of the awards and the cash bonuses for the executive group was approximately 100% of base compensation.  Named Executives who have substantial years of service with TCF and who hold significant investments in TCF Stock received smaller stock awards (and a larger cash bonus) than those with fewer years of service who hold fewer shares of TCF Stock.  These awards pay dividends at the same rate as paid to stockholders generally.  The following chart reflects the restricted stock awarded to each of the Named Executives:

Named Executive Restricted Stock Awards

Named Executive	Restricted Stock Award (Shares)
Thomas F. Jasper	11,329
Neil W. Brown	11,329
Gregory J. Pulles	7,553
Craig R. Dahl	18,882

In its evaluation of the appropriateness of the restricted stock awards to the Named Executives on December 14, 2009, the Committee considered that the 49,093 awarded shares represented 0.04% of shares outstanding.  These shares represented an average grant of 12,273 shares per executive with an average value at the time of issuance of $162,495 at $13.24 per share, the average of the high and low prices on the grant date.  The Committee determined that this award, which represented, on average, 46% of annual base compensation, was an appropriate level of stock-based compensation given TCF’s compensation objectives, as described above in the description of actions taken by the Committee in making stock awards in January 2009.

5.              Termination of Employment and/or Change in Control Agreements.  Certain Named Executives had previously entered into employment and/or change in control agreements with TCF.  The agreements (except Mr. Cooper’s) generally provided for a cash payment in the event of a termination of employment, or in the event of a change in control equal to two times the sum of base salary plus annual cash incentive (using a three-year average for the cash incentive).  The Committee felt that payments upon termination of employment are not generally favored by stockholders but that it is necessary to retain these provisions of the CEO’s agreement that call for him to receive his base salary for the term of his agreement if he is terminated by TCF without cause or if he terminates his employment for good reason.  The Committee determined that it would not be appropriate to terminate Mr. Cooper’s agreement given his unique leadership position as CEO and because of the necessity of ensuring his long-term employment with TCF.  As a result, the Committee approved (with the consent of each Named Executive other than Mr. Cooper) termination of such arrangements effective December 14, 2009.  Termination of these agreements will not affect outstanding restricted stock or stock option agreements with the Named Executives, which generally provide for immediate vesting in the event of a change in control.  In consideration for terminating the employment and change in control agreements, each Named Executive received a performance-based award, one-third of which will vest on April 1 of each of the years 2011, 2012, and 2013 if the executive continues to be employed by TCF and TCF’s ROE for the applicable fiscal year exceeds the mean of TCF’s Peer Group.  These awards do not pay dividends until they vest.  On average, the awards represented, in value, approximately 14% of a potential change in control payment that they replaced.  The awards were based both on the need to compensate the affected individual for the loss of the potential benefits provided by these agreements, including change in control compensation, and also on the uncertainty associated with any potential change in control payout.

The following chart reflects the number of shares each Named Executive received in consideration for terminating the employment and/or change in control agreements:

Agreement Termination Restricted Stock Awards

Named Executive	Restricted Stock Award (Shares)
Thomas F. Jasper	15,106
Neil W. Brown	7,553
Gregory J. Pulles	15,106
Craig R. Dahl	15,106

Elements of Executive Compensation

What the Executive Compensation Program is Designed to Reward

TCF’s executive compensation program is comprised of the following elements:

1.               Base Salary.  This is a fixed component that is intended to provide a minimum level of compensation necessary to attract and retain highly qualified executives and to avoid unnecessary or excessive risk taking by executives.  The Committee reviews the level of base salaries annually, and approves adjustments to base salaries upon recommendation of the CEO when they become uncompetitive or responsibilities are increased.

2.               Annual Cash Incentive.  Current Named Executives are eligible for an annual cash incentive.  In 2009, the incentive was entirely discretionary based on individual performance.  In evaluating individual performance and approving the payment of the cash incentive, the Committee considered (except in the case of his own incentive) the CEO’s assessment of whether the executive caused the Company to incur any unnecessary or excessive risk to achieve the incentive.  For the CEO, the Committee considered the CEO’s overall performance, including whether the CEO caused the Company to incur any unnecessary or excessive risk.  The annual cash incentive is therefore designed, on one hand, to reward individual performance by each Named Executive within his or her area of responsibility, and on the other, to discourage unnecessary or excessive risk taking by an executive that may be to the Company’s long-term detriment.  As described above, the annual cash bonus for 2010 for officers other than the CEO is tied to an ROE target and is set at 100% of base, subject to discretionary reduction.

3.               Long-Term Incentive.  The Committee approves periodic discretionary awards of restricted stock and stock options upon the recommendation of the CEO (except in the case of his own awards), as it believes the best long-term incentive is ownership of TCF Stock.  The timing of these awards has been based largely on the status of existing unearned and/or unvested awards, which usually vest over a three- to four-year period.  The Committee believes that an unearned and/or unvested stock or stock option award should be outstanding for each Named Executive at all times to serve as an incentive to remain with the Company and to focus the executive on the Company’s long-term financial performance.  The Committee believes the long-term nature of an investment in restricted stock and stock options discourages executives from taking unnecessary or excessive risk to achieve desired financial performance.  Historically, the annual value of each grant has been a multiple of base salary and dependent on a number of factors, including level of base salary, length of service with the Company, position, time period established for vesting, number and size of prior grants, and cumulative ownership of TCF Stock.  Because the size of the cash bonus has been reduced as described above, the Committee intends that going forward it will make stock awards to executives in light of performance for the concluding year and the size of any cash bonus.  The Committee believes that such awards should vest over time and be tied to a financial goal and contingent on continued service with TCF.

Stock options are valued using the Black-Scholes option pricing model.  For stock options, the exercise price is determined at fair market value on the date of the award.  Various performance goals have been used for vesting of stock grants, but the vesting of the grants awarded in January 2009 (as discussed above) is not tied to performance goals.  TCF generally makes awards of restricted stock and stock options for existing employees at its regularly scheduled meetings of the Committee.  However, in December 2009, the Committee held a special meeting and made awards of cash bonuses and restricted stock.  The Company does not coordinate the timing of awards with the release of material information.

4.               Retirement Benefits.  TCF has no special retirement benefits for Named Executives.  They participate in the TCF Employees Stock Purchase Plan and have participated in the now frozen Cash Balance Pension Plan to the same extent as other employees, except they, along with other highly compensated employees, participate in supplemental plans that are nonqualified and unfunded programs intended to allow those employees to receive amounts they would have been entitled to receive under the regular plan had that plan not been subject to IRC contribution limitations.  Retirement benefits are not considered to be a significant component of overall compensation.

5.               Payments in the Event of Termination.  As discussed above, effective December 14, 2009, employment and/or change in control agreements previously entered into with Named Executives (except for Mr. Cooper) were terminated.  The agreements generally provided for a cash payment in the event of a termination of employment equal to two times the sum of base salary plus annual cash incentive (using a three-year average for the cash incentive).  In consideration for terminating the agreements, Named Executives received a performance-based award which vests over three years based on the attainment of ROE goals.  As stated above, Mr. Cooper entered into an amended and restated agreement on July 31, 2009 which provides for payment of his base salary for the term of the agreement if Mr. Cooper is terminated by TCF without cause or he terminates his employment for good reason.  Additionally, restricted stock or stock option awards made to Mr. Cooper or other Named Executives generally provide for immediate vesting in the event of termination of employment or change in control.

6.               Perquisites.  Current Named Executives receive perquisites in the form of use of Company-owned automobiles, club memberships, executive physicals, and tax return preparation.  Mr. Cooper and Mr. Brown receive personal use of the Company airplane limited in the case of Mr. Brown to 50 hours per year.  Mr. Cooper may approve personal use by other Named Executives on a case-by-case basis.  The purpose of these perquisites is to provide additional benefits to the executives, reduce security risks, and enhance scheduling and efficient use of the executives’ time.

Roles and Responsibilities of the Committee and Management in Establishing Executive Compensation

The Committee approves all compensation decisions for Named Executives.  Any employment contract or severance agreement for the CEO also is approved by the full Board.  At the end of the calendar year, when applicable, the Committee reviews the Company’s financial results for the previous year to determine if performance targets have been achieved for purposes of performance-based compensation for Named Executives.  The Committee also determines discretionary compensation awards to Named Executives (including awards based on evaluation of individual performance), if any, generally at the end of the calendar year.  The Committee has never waived a goal or reduced the performance measure required to achieve vesting of a performance-based award that qualified for a deduction under IRC Section 162(m).

The CEO makes recommendations to the Committee concerning all elements of compensation for the other Named Executives.  The CEO reviews with the Chair of the Committee on an informal and regular basis the performance of the Named Executives, future management changes, and other matters relating to compensation.  The Named Executives (other than the CEO) generally do not make recommendations to the Committee concerning their own compensation, although they may provide the CEO with information used to support a recommendation to the Committee (such as an individual’s proposed goals and information concerning the structure of their compensation).

Compensation discussions are by nature subjective.  A subjective determination is one based upon evaluation of an individual’s overall performance and does not rely on a statistical or formula analysis of particular results or criterion.  Instead it seeks to consider overall performance in an area of responsibility, management and communication skills, leadership qualities, innovation and creative abilities, risk controls, and difficulties encountered in achieving results in light of industry conditions.  Because of its size, the number of executives involved, and his long history with the management team, the CEO reaches his subjective decisions on compensation for the other Named Executives and discusses these with the Committee.  The Committee, which has members who have worked with the CEO for many years, makes a similar determination in awarding compensation to the CEO.

As part of the negotiation of terms of Mr. Cooper’s amended and restated agreement, Mr. Cooper and the Chair of the Committee engaged in discussions in the summer of 2009 concerning the amount and structure of Mr. Cooper’s compensation package.  The Chair of the Committee consulted with other members of the Committee and Towers Watson and then made his recommendation to the Committee in July 2009.  The Committee and Board accepted the recommendation and approved the terms of the amended and restated agreement.

Analysis of Tools the Committee Uses

The Committee uses (1) tally sheets, (2) an annual Peer Group comparative analysis prepared by SNL Financial, (3) an annual analysis prepared by the firm of Towers Watson, (4) a perquisite survey, and (5) total TCF Stock ownership data to determine whether the objectives of the Company’s executive compensation policies are being met.

1.              Tally Sheets.  The tally sheets show total compensation to Named Executives and also amounts, if any, payable to Named Executives in the event of termination and/or change in control.  The tally sheets, together with the total compensation data from the Peer Group comparative analysis, provide a complete picture of all principal elements of executive compensation.

2.              Peer Group Comparative Analysis.  TCF’s Peer Group consists of 30 publicly-traded banking and thrift institutions, 15 of which are immediately larger and 15 of which are immediately smaller than TCF in total assets as of a September 30th measurement date.  This group was selected because it is large enough to include a broad group of institutions but small enough to factor out institutions much different than TCF in size.  Selected peer companies that are unable to report earnings are excluded from the comparison.

The group includes only financial institutions because that is the industry in which TCF operates.  The Peer Group criteria have been the same since 1997, although the makeup of the group changes annually.  The Peer Group comparative analysis measures both compensation and financial performance.  The analysis first measures base salary (which includes other compensation, such as 401(k) match, the cost of life insurance, and certain perquisites), annual cash incentives, and long-term incentives for the five highest-paid executives for each Peer Group institution, and for TCF, based on information obtained from proxy statements.  The firm of Towers Watson assists in the compilation of this information.  The Peer Group institutions are then ranked by total compensation, defined as the sum of base salary, annual cash incentive, and long-term incentive.  The Peer Group comparative analysis also measures return on average assets (“ROA”), ROE, and EPS growth for each of the institutions, including TCF.   ROA and ROE are measured for the first, second, third, and fifth years before the year in which the analysis is performed.   The EPS growth is measured over one-, two-, three-, and five-year periods ending in 2008.  The Peer Group institutions are then ranked by overall financial performance, with a weighting of 25% for ROA, 25% for ROE, and 50% for EPS growth.  Although  the  Committee reviews all of these criteria in assessing generally TCF’s performance for recent stock grants, it was concluded the ROE should be the performance measure because of the importance of capital to financial institutions and the expectation that this measure will be consistent with stockholder value.

The Committee uses the tally sheets and the Peer Group comparative analysis to evaluate the competitiveness of executive compensation (that is, TCF’s rank and whether TCF’s pay is above or below the median), and to determine whether TCF’s pay is appropriately linked to performance (that is, TCF’s rank in pay versus its rank in performance).  This review is performed annually at the Committee’s July meeting.  The Committee also reviews the tally sheet information reflecting the total amounts, if any, payable to executives in the event of a termination of employment and in the event of a change in control to determine if the amounts payable are deemed reasonable in light of the objectives for the employment and change in control agreements.

The Peer Group used for the Committee’s July 2009 review consisted of:  Zions Bancorporation; Hudson City Bancorp, Inc.; Popular, Inc.; Synovus Financial Corp.; First Horizon National Corporation; New York Community Bancorp, Inc.; Colonial BancGroup, Inc.; Associated Banc-Corp; BOK Financial Corporation; Astoria Financial Corporation; People’s United Financial, Inc.; First BanCorp.; Webster Financial Corporation; Commerce Bancshares, Inc.; First Citizens BancShares, Inc.; City National Corporation; Fulton Financial Corporation; Guaranty Financial Group Inc.; Valley National Bancorp; Flagstar Bancorp, Inc.; Cullen/Frost Bankers, Inc.; South Financial Group, Inc.; Susquehanna Bancshares, Inc.; BancorpSouth, Inc.; Citizen’s Republic Bancorp, Inc.; UCBH Holdings, Inc.; Sterling Financial Corporation; Wilmington Trust Corporation; Washington Federal, Inc.; East West Bancorp, Inc.

The Peer Group that will be used for the Committee’s July 2010 review will consist of:  Zions Bancorporation; Huntington Bancshares Incorporated; Popular, Inc.; Synovus Financial Corp.; New York Community Bancorp, Inc.; First Horizon National Corporation; BOK Financial Corporation; Associated Banc-Corp; People’s United Financial, Inc.; Astoria Financial Corporation; First BanCorp; First Citizens BancShares, Inc.; City National Corporation; Commerce Bancshares, Inc.; Webster Financial Corporation; Fulton Financial Corporation; Cullen/Frost Bankers, Inc.; Flagstar Bancorp, Inc.; CapitalSource Inc.; Valley National Bancorp; First Niagara Financial Group, Inc.; MB Financial, Inc.; Susquehanna Bancshares, Inc.; W Holding Company; BancorpSouth, Inc.; Washington Federal, Inc.; SVB Financial Group; East West Bancorp, Inc.; South Financial Group, Inc.; and Bank of Hawaii Corporation.

The Peer Group change from 2008 to 2009 is due to the failure of the company or changes in asset size.

3.              Towers Watson Analysis.  The firm of Towers Watson is engaged by the Committee every year to review TCF’s performance and compensation data as compared to the Peer Group to determine: (1) whether and to what extent the overall level of total compensation for the Named Executives was aligned with three measures of financial performance – ROA, ROE, and EPS growth, and (2) whether, in its view, TCF’s compensation levels were appropriately aligned with financial performance based on the Peer Group data.  The Towers Watson analysis based on data supplied by SNL Financial is reviewed by the Committee annually at its July meeting.  Towers Watson is used because it has experience working with many companies over many years and can provide expert insights into the Company’s executive compensation plans and pay.  The Committee confers with Towers Watson with respect to design ideas, but the Committee makes the final compensation decisions.  Towers Watson has also provided advice on the Committee’s process for determining whether executive incentive compensation encourages unnecessary or excessive risk that threatens the value of the Company.

4.              Annual Perquisite Report.  The Committee annually reviews a report of executive perquisites prepared by TCF’s Director of Corporate Human Resources.  The Committee uses the report to determine whether perquisites for TCF’s executives are reasonable and not excessive.  The Committee would reduce or eliminate any perquisite if it felt the perquisite, or total perquisites, were excessive based on its judgment of industry norms.

5.              Stock Ownership Data.  The Committee periodically reviews the amount of TCF Stock owned by each Named Executive, but does not feel that the level of accumulation should be a factor in setting the level of base salary or annual cash incentive.  The Committee might take such accumulation into account in making a restricted stock or stock option award.  The Committee has not established a minimum level of required TCF Stock ownership for Named Executives or a requirement that shares be owned for a specified period of time because the current level of such ownership already meets the Committee’s expectations for this group.  As a group, executive officers of TCF own 6,647,161 shares TCF Stock including 4,096,778 owned by Mr. Cooper as of December 31, 2009; this stock ownership constitutes 5.1% and 3.1%, respectively, of TCF’s outstanding common stock.  The Committee believes that continuing substantial ownership of TCF Stock received as grants by executives aligns the interests of these executives with the interests of stockholders and acts as a disincentive for executives to engage in unnecessary or excessive risk.

How TCF Ties the Elements of Executive Compensation to the Committee’s Objectives

2009 Review of Executive Compensation

At its July meeting each year, the Committee reviews Named Executive compensation in light of the Committee’s compensation objectives.  The Committee compares TCF’s levels of base salary, total direct compensation (defined as base salary plus annual cash incentive), long-term incentive, and aggregate total compensation with that of the Peer Group.  Although it has not established a target, the Committee would generally like to have base salaries when viewed in the aggregate to be at or near the Peer Group median in order to attract and retain highly qualified executives and to help avoid unnecessary or excessive risk taking by executives.  The Committee believes above average performance should generally be rewarded with the variable elements of compensation, such as the annual cash incentive, and restricted stock and stock option awards.  The Committee infrequently adjusts base salaries as necessary based on the Peer Group data and to reflect any increase in duties.  Although the Committee does not have a formal policy, it would generally like to have more than one-half of a Named Executive’s compensation contingent on performance of corporate and/or individual goals and consideration of whether the executive engaged in excessive or unnecessary risk.

The July 2009 review was based on executive compensation and Peer Group data for calendar year 2008.  For purposes of that review, the term “Named Executives” referred to TCF’s Chief Executive Officer, Chief Financial Officer, and its three highest paid individuals other than the CEO and the Chief Financial Officer.

Review of Compensation for Named Executives as a Group

The base salaries for the Named Executives as a group for 2008 ranked 29th in the Peer Group (excluding separation payments to the former CEO).  For 2008, the total direct compensation (base salary plus annual cash incentive) for the Named Executives as a group ranked 28th in the Peer Group (excluding separation payment to the former CEO).  At the time of the analysis, Mr. Cooper did not receive a salary.

The Committee also reviewed aggregate total compensation for the Named Executives as a group, defined as the total of base salary, annual cash incentive, and long-term incentive (for TCF the value of restricted stock and stock options).  For 2008, aggregate total compensation for the Named Executives as a group ranked 18th in the Peer Group (excluding separation payments to the former CEO).

The Committee then compared compensation rankings with the financial performance rankings based on the 2008 data.  TCF ranked 3rd in the Peer Group in financial performance based on ROA (25% weighting), ROE (25% weighting), and EPS growth (50% weighting), which covered performance over the several years described above.  TCF’s high ranking was due to superior performance in the ROA and ROE categories, where it ranked in the top five for the years compared.  TCF’s one-, two-, three-, and five-year EPS growth rankings ranged from 9th to 16th, reflecting a significant drop in performance in this category when compared to the Peer Group.  TCF’s relative performance (as determined by SNL) was strong, similar to the prior year.

Review of Data for Each Named Executive

In addition to the review conducted for the Named Executives as a group, the Committee reviewed the Peer Group data for each Named Executive.  The chart below shows the comparative rankings of the Named Executives, excluding the former CEO and the former fifth-highest-paid executive for 2008 who are no longer employed by TCF.

Name	Base Salary	Aggregate Total Compensation as defined above
William A. Cooper	31st	25th
Thomas F. Jasper	29th	22nd
Neil W. Brown	18th	15th
Gregory J. Pulles	23rd	13th

As discussed above, TCF entered into an amended and restated agreement with Mr. Cooper in July 2009 which provided for a base salary in the amount of $950,000 and a cash bonus as determined by the Board and the Committee.  If this salary had been paid to Mr. Cooper in 2008, his base salary would have ranked 10th and his total compensation would have ranked 17th.  See “Decisions Made by the Committee in 2009” beginning on page 21.

The Towers Watson report reviewed by the Committee at its July 2009 meeting concluded that the overall levels of total compensation were generally aligned with EPS performance, but that the pay and performance relationship weakened (pay lagged performance) when considering ROA and ROE performance.

The Relationship of Pay Between Named Executives

The relationship of pay between Named Executives in 2009 is based on comparisons made in July using data for fiscal year 2008.  For the purposes of this comparison, it is assumed that Mr. Cooper’s current salary of $950,000 was in effect for all of 2008.

In setting base salaries, the Committee does not use a specific formula, but rather establishes base salaries based primarily on responsibility level, performance, and tenure with TCF.

The Committee has reviewed the relationship between base salaries among the Named Executives (including Mr. Cooper) and found it to be reasonable compared to the Peer Group.  For 2008, the Peer Group data on base salary is:

Average Highest Paid as % of Average Second-Highest Paid:   159%

Average Highest Paid as % of Average Second- through Fifth-Highest Paid:   198%

Average Second-Highest Paid as % of Average of Third- through Fifth-Highest Paid:   136%

TCF’s 2008 base salary data is:

   Highest Paid as % of Second-Highest Paid:   207%

* Highest Paid as % of Average of Second- through Fifth-Highest Paid:   254%

* Second-Highest Paid as % of Average of Third- through Fifth-Highest Paid:   133%

* Fifth-Highest Paid consists of base salary of former CEO paid through date of termination.

Although the first two of these percentages are somewhat elevated versus the Peer Group, the Committee feels that the salary level of Mr. Cooper is warranted in view of his value to the Company and his long tenure with the Company and leadership skills.  The Committee feels that the TCF pay scale is reasonable in light of this market data.

Benefits and Retirement Philosophy

TCF considers benefits to be an important aspect of its ability to hire and retain qualified employees and therefore designs its program to be competitive with other institutions generally.  Benefits are designed to reward longevity with the Company.  There is no target level of income for participation in benefits programs for either executives or non-executive employees.  Named Executives generally have the same benefits as those provided for full-time employees.

Medical, etc. Benefits.  Named Executives are eligible for the same group medical, dental, life insurance, and other benefits as is available to TCF full-time employees generally.

Employees Stock Purchase Plan and ESPP Supplemental Plan.  TCF offers the Employees Stock Purchase Plan (“ESPP”) in which employees may elect to contribute from 0% to 50% of their pay to the ESPP, with matching contributions on the first 6% of pay contributed.  The match is 50%, 75%, or 100% of each dollar contributed, depending on length of service with TCF.  The plan qualifies as an employee stock ownership plan (“ESOP”) and a qualified tax or deferred compensation plan (“401(k) Plan”) under the IRC.  Named Executives can contribute the same percentage of pay as non-executives and receive the same match percentage based on length of service with TCF.  A Named Executive’s length of service for this purpose includes only actual time of service with TCF and is calculated in the same way as for employees generally.

Most of the Named Executive contributions and Company matching contributions under the Employees Stock Purchase Plan are limited by the IRC.  All amounts contributed over the statutory limit are credited to a nonqualified supplemental plan (the “ESPP Supplemental Plan”) which generally “mirrors” the operation of the Employees Stock Purchase Plan.  This ESPP Supplemental Plan, which was approved by stockholders in 2006, covers a total of approximately 240 employees and also helps the Employees Stock Purchase Plan to pass certain nondiscrimination tests.  The Committee approves and maintains the ESPP Supplemental Plan as a matter of fairness for the more highly compensated employees so they can contribute as much, as a percentage of pay, as non-executives and receive the corresponding employer matching contributions.

The following chart illustrates the operation of the Employees Stock Purchase Plan and its related ESPP Supplemental Plan for an executive with $600,000 in salary and bonus who contributes 6% to the two plans combined and whose contributions are matched at the 100% rate:

Illustration of Operation of Employees Stock Purchase Plan and ESPP Supplemental Plan

	Employees Stock Purchase Plan		ESPP Supplemental Plan		Total Contributions
Employee Contribution	$12,250	(1)	$23,750	(2)	$36,000
Employer Match (100%)	$12,250		$23,750		$36,000
Total	$24,500		$47,500		$72,000

Additional factors will affect the exact calculations.

(1)             Limited to 5% of covered pay ($245,000) in 2009 and 2010.

(2)             Equals 6% of total salary and bonus ($600,000) less Employee Contribution to Employees Stock Purchase Plan ($36,000 - $12,250 = $23,750).

None of the Named Executives has any individual or special retirement or pension arrangements with the Company.  None of the Named Executives or any other participants are credited under the Employees Stock Purchase Plan or the ESPP Supplemental Plan with any years of service other than for years worked at TCF.  Covered pay consists only of salary and bonus; it does not include stock grants made to Named Executives or other special items of executive pay.

TCF’s Employees Stock Purchase Plan and ESPP Supplemental Plan are designed to encourage investment in TCF Stock and more than 77% of their assets are invested in TCF Stock.  The following chart reflects Named Executive investment in TCF Stock in these programs as of December 31, 2009:

TCF Stock Ownership and Account Balances of the Named Executives

in the Employees Stock Purchase Plan and ESPP Supplemental Plan

		Value of Accounts at December 31, 2009
	Number of Whole
	Shares of TCF Stock in Accounts	TCF Stock in Accounts(1)	Non-TCF Stock Investments in Accounts	Total Account Value
William A. Cooper (2)	2,251	$ 30,670	$ 0	$ 30,670
Thomas F. Jasper	9,023	$ 122,900	$79,230	$ 202,130
Neil W. Brown	32,166	$ 438,110	$61,430	$ 499,540
Gregory J. Pulles	102,420	$1,394,970	$ 0	$1,394,970
Craig R. Dahl	17,587	$ 239,540	$ 0	$ 239,540

(1)       Reflects number of shares of TCF Stock (including partial shares not shown in the table and deemed shares in the ESPP Supplemental Plan) multiplied by $13.62 per share, the closing price on December 31, 2009, and rounded to the nearest $10.

(2)             Mr. Cooper was not a participant in the ESPP Supplemental Plan in 2009.

Pension Plan.  TCF discontinued pay credits to its pension plan and related supplemental plan in 2006 in connection with the enhancements to the Employees Stock Purchase Plan.  The Pension Supplemental Program was amended in October 2008 and all participant accounts were distributed in 2009.  Pension benefits are disclosed in the table on page 37 and described in the information following the table.

Tax Considerations

Although the Company historically intended that compensation either qualified as performance-based or was deferred, as necessary, such that compensation would not exceed the tax deduction limits of the IRC, the Company has paid and may pay compensation that is not deductible.  Deductibility of compensation may be adversely affected by factors outside the Company’s control, such as legislation relating to deferred compensation distributions or other aspects of compensation.

Additionally, TCF was prohibited under the Emergency Economic Stabilization Act of 2008 from deducting compensation for any Named Executive under IRC Section 162(m) to the extent such compensation exceeded $500,000 during any portion of a year in which the Treasury Department held an equity position in the Company, even if the compensation qualified as “performance-based.”  Therefore, a portion of the annual cash incentive for any Named Executive and the restricted stock and stock options awarded to any Named Executive in both 2008 and 2009 may not be deductible.  However, the Company may pay an annual cash incentive or other form of compensation to any Named Executive even if the payment is not tax-deductible.

Another CPP requirement prohibited the Company from making so-called “golden parachute” payments to Named Executives during the period the Treasury Department held an equity position in the Company.  All employment-related agreements with the Named Executives were amended in November 2008 to include this required provision prior to the termination of the agreements on December 14, 2009.

Recovery of Performance-Based Compensation

The Sarbanes-Oxley Act requires recovery of certain incentive and equity compensation from the Principal Executive Officer and Principal Financial Officer in the event of a restatement of financial results due to misconduct.  The Audit Committee is responsible for determining if bonus or stock compensation paid to the Principal Executive Officer or Principal Financial Officer should be recovered in the event of a restatement.  Mr. Cooper’s July 2009 Amended and Restated Employment Agreement sets forth his obligation to comply with these obligations imposed by the Sarbanes-Oxley Act.

Pursuant to Treasury Department regulations, all bonuses and other incentive compensation arrangements with TCF’s senior executive officers were amended to provide that during the time the Treasury Department held an equity position in the Company under the CPP, the Company may recover any payments that were based on materially inaccurate financial statements or any other materially inaccurate performance metrics used to award bonuses or incentive compensation.  These provisions are no longer in effect.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and discussed it with management.  Based on its review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TCF’s proxy statement.

BY THE COMMITTEE:

Ralph Strangis, Chair
Peter Bell	William F. Bieber	Theodore J. Bigos
Luella G. Goldberg	Vance K. Opperman	Gerald A. Schwalbach

SUMMARY COMPENSATION TABLE

The following summary compensation table (the “Summary Compensation Table”) identifies the cash and non-cash compensation awarded to or earned by the Named Executives in 2007, 2008, and 2009.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position at December 31, 2009	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(6)	Total ($)
William A. Cooper	2009	$401,923	$975,000	$ 0	$ 0	$ 0	$31,546	$258,229	$1,666,698
Director, Chairman	2008	$ 0	$ 0	$4,673,927	$2,508,000	$ 0	$13,800	$171,575	$7,367,302
and CEO (Principal
Executive Officer) (5)
Thomas F. Jasper	2009	$259,615	$150,000	$ 510,440	$ 0	$ 0	$ 2,954	$ 22,927	$ 945,936
Chief Financial	2008	$250,000	$ 0	$ 0	$ 523,815	$ 0	$ 146	$ 45,810	$ 819,771
Officer (Principal	2007	$248,625	$ 0	$ 530,604 (2)	$ 0	$500,000	$ 0	$ 29,716	$1,308,945
Financial Officer)
Neil W. Brown	2009	$477,711	$150,000	$ 512,593	$ 0	$ 0	$ 5,733	$ 93,769	$1,239,806
President, Chief	2008	$460,018	$ 0	$ 0	$1,047,630	$ 0	$ 8,558	$172,758	$1,688,964
Operating Officer	2007	$460,018	$ 0	$ 0	$ 0	$920,000	$ 5,452	$128,975	$1,514,445
Gregory J. Pulles	2009	$363,474	$200,000	$ 485,315	$ 0	$ 0	$21,616	$ 47,169	$1,117,574
Director,	2008	$350,012	$ 0	$ 317,309	$ 586,970	$ 0	$34,026	$ 93,819	$1,382,136
Vice Chairman	2007	$350,012	$ 0	$ 0	$ 0	$700,000	$26,606	$ 51,619	$1,128,237
and Secretary
Craig R. Dahl	2009	$359,628	$250,000	$ 610,441	$ 0	$ 0	$ 4,859	$ 40,739	$1,265,667
Executive
Vice President,
Wholesale
Division (5)

(1)              Consists of restricted stock awards at grant date fair value computed in accordance with FASC Topic 718 as further discussed in the narrative below.  For stock awards made in 2008 and in January 2009, as well as the awards made in consideration for termination of employment and/or change in control agreements in December 2009, no dividends are paid until the awards vest.  Dividends are paid on all other awards of restricted stock at the same rate as paid to stockholders generally.  TCF’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 15 to TCF Financial’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

(2)       For Mr. Jasper, the 2007 stock awards consist of a restricted stock award of 10,000 shares and a performance-based restricted stock award for 10,000 shares, for a total of 20,000 shares; 9,000 shares of the performance-based restricted stock award were forfeited in January 2009.  The value of the shares forfeited at the time of the award was $238,772.

(3)       Consists of stock option awards at grant date fair value computed in accordance with FASC Topic 718.  TCF’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 15 to TCF Financial’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

(4)              Consists of change in pension value as reported by the pension plan actuaries.  Pay credits to the pension plan were discontinued effective April 2006; however, interest credits continue to be credited.  In April 2009, the account balances in the Pension Supplemental Program were distributed.  Messrs. Brown, Pulles, and Dahl received payments.  (See Pension Benefits table on page 37 for payment amounts.)  Amounts shown reflect only the change in pension value.  There were no above-market or preferential earnings on TCF’s nonqualified deferred compensation plan.

(5)              Mr. Cooper was not a Named Executive in 2007; Mr. Dahl was not a Named Executive in 2007 and in 2008.

(6)              Amounts shown in the “All Other Compensation” column for 2009 consist of the following:

Detail of “All Other Compensation” Column

		Employer Matching Contributions
Name	Perquisites(a)	ESPP Plan(b)	ESPP Supplemental Plan	Total
William A. Cooper	$245,979	$12,250	$ 0 (c)	$258,229
Thomas F. Jasper	$ 11,249	$ 9,187	$ 2,491	$ 22,927
Neil W. Brown	$ 65,112	$12,250	$16,407	$ 93,769
Gregory J. Pulles	$ 25,367	$12,250	$ 9,552	$ 47,169
Craig R. Dahl	$ 20,921	$10,861	$ 8,957	$ 40,739

(a)              All of the Named Executives were eligible to receive the following perquisites, none of which individually exceeded $25,000 in 2009: imputed life insurance, executive tax service, personal use of club memberships, personal use of company car, and executive physical.  In addition, two executives received personal use of company aircraft in the following amounts (calculated on a pre-tax basis): Mr. Cooper, $200,375 and Mr. Brown, $57,708.  These amounts are the aggregate incremental cost of non-business travel use, as determined based on the average weighted cost of fuel and maintenance, crew travel expenses, on-board catering expenses, landing fees, trip-related hangar/parking costs, and smaller variable costs.  In the event that an executive’s spouse, family member, or guest accompanied the executive on a flight, the above amounts also include any incremental costs, such as on-board catering costs, that may be associated with such travel.

(b)       Employer matching contributions to the Employees Stock Purchase Plan were limited in 2009 to 100% of the IRC limit of 5% of covered compensation of $245,000.  The balance of the employer matching contributions in 2009 was made to the ESPP Supplemental Plan, as shown in the table.

(c)              Mr. Cooper did not participate in the ESPP Supplemental Plan in 2009.

Salary – Mr. Cooper did not receive a salary in 2008.  TCF pays its salaried employees on a bi-weekly schedule.  In 2009 there were 27 pay dates as opposed to 26 in both 2008 and 2007.

Bonus – In 2009, Named Executives earned a discretionary cash bonus ranging between 33% and 103% of base compensation as discussed on page 22 of the Compensation Discussion and Analysis under the heading “2009 Discretionary Cash Bonuses.”

Stock Awards and Option Awards – The amount shown in the “Stock Awards” column of the Summary Compensation Table for 2009 reflects the grant date fair value of the January and December 2009 stock awards as discussed beginning on page 23 of the Compensation Discussion and Analysis.  Performance metrics for stock grants awarded in 2008 were removed at the beginning of 2009 as discussed on page 23 of the Compensation Discussion and Analysis under the heading “Amendments to 2008 Stock Incentive Awards.”

Non-Equity Incentive Plan Compensation – Performance-based annual cash incentives are reported in column (g), “Non-Equity Incentive Plan Compensation.”  None of the Named Executives was eligible to receive a performance-based cash incentive in 2009.

Provisions of the Employment Agreement of the Principal Executive Officer are described on page 43.  The relationship of salary to the Named Executives’ total compensation will vary from year to year primarily depending on the amount of non-equity incentive compensation (annual cash incentive) and stock awards expense, as discussed on page 22 of the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS IN 2009

(Includes Cash and Equity Awards)

The following table shows awards made to the Named Executives in 2009:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	of Stock (#)(3)	Awards ($)(4)
William A. Cooper	12/14/2009	$0	$950,000	$950,000	—	—	—
Thomas F. Jasper	1/20/2009	—	—	—	—	22,000	$182,376
	12/14/2009	—	—	—	15,106	—	$178,068
	12/14/2009	—	—	—	11,329	—	$149,996
	12/14/2009	$0	$350,000	$350,000	—	—	—
Neil W. Brown	1/20/2009	—	—	—	—	33,000	$273,563
	12/14/2009	—	—	—	7,553	—	$ 89,034
	12/14/2009	—	—	—	11,329	—	$149,996
	12/14/2009	$0	$460,000	$460,000	—	—	—
Gregory J. Pulles	1/20/2009	—	—	—	—	25,000	$207,245
	12/14/2009	—	—	—	15,106	—	$178,068
	12/14/2009	—	—	—	7,553	—	$100,002
	12/14/2009	$0	$350,000	$350,000	—	—	—
Craig R. Dahl	1/20/2009	—	—	—	—	22,000	$182,376
	12/14/2009	—	—	—	15,106	—	$178,068
	12/14/2009	—	—	—	18,882	—	$249,998
	12/14/2009	$0	$400,000	$400,000	—	—	—

(1)       Awards represent potential payments under the annual cash incentive program as described on page 22 of the Compensation Discussion and Analysis under the heading “Annual Cash Incentive – 2010 Management Incentive Plan.”  The target and maximum amounts are based on TCF exceeding the mean ROE of its Peer Group for fiscal 2010.  For information on the 2009 discretionary bonuses, see column (d) of the Summary Compensation Table on page 33 and column (g) of the same table for the 2007 annual cash incentive payments to the Named Executives.

(2)             Two performance-based restricted stock awards were made on December 14, 2009.  The first award was given as consideration for terminating the Named Executive’s employment and/or change in control agreement and the second award was discretionary made under the TCF Incentive Stock Program.  One-third of each award vests on or before April 1 of each of the years 2011, 2012, and 2013, if TCF’s ROE exceeds the mean for its Peer Group for the applicable year as described beginning on page 24 of the Compensation Discussion and Analysis under the headings “Long-Term Incentives – December 2009 Stock Awards” and “Termination of Employment and/or Change in Control Agreements.”

(3)             Award represents the grant of non-performance-based restricted stock made under the TCF Incentive Stock Program.  The award is described on page 23 of the Compensation Discussion and Analysis under the heading “Long-Term Incentives – January 2009 Stock Awards.”  One-third of each award vests on January 1 of each of the years 2010, 2011, and 2012 if the Named Executive remains employed through such dates.  Dividends are not paid on these shares until they vest.

(4)             Amount shown consists of the number of shares awarded (from previous column) multiplied by the grant date value determined in accordance with FASC Topic 718.  The January 20, 2009 award’s grant date fair value is $8.2898 per share.   Dividends are not paid on these shares until they vest; as a result, the shares’ grant date fair value has been discounted in accordance with FASC Topic 718.  The December award given as consideration for terminating employment and/or change in control agreements has a grant date fair value of $11.7879 per share.  Dividends are not paid on these shares until they vest.  The December discretionary award has a grant date fair value of $13.24 per share.  Dividends are paid on these shares at the same rate as paid to stockholders generally.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table shows all equity awards for each Named Executive that were outstanding at the end of 2009.  All performance-based awards (including stock options) are described in the Compensation Discussion and Analysis section of this proxy statement.

Outstanding Equity Awards at 2009 Fiscal Year-End

		Option Awards			Stock Awards
Name	Year of Award	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
William A. Cooper	2006	—	—	—	—	—	797 (4)	$ 10,855
	2008	—	—	—	450,000	$6,129,000	—	—
	2008	800,000	$12.85	8/1/2018	—	—	—	—
Thomas F. Jasper	2005	—	—	—	2,000	$ 27,240	—	—
	2006	—	—	—	6,000	$ 81,720	—	—
	2007	—	—	—	10,000	$ 136,200	—	—
	2007	—	—	—	—	—	1,000	$ 13,620
	2008	141,000	$15.75	1/22/2018	—	—	—	—
	2009	—	—	—	22,000	$ 299,640	—	—
	2009	—	—	—	—	—	15,106	$205,744
	2009	—	—	—	—	—	11,329	$154,301
Neil W. Brown	2006	—	—	—	—	—	3,850	$ 52,437
	2008	282,000	$15.75	1/22/2018	—	—	—	—
	2009	—	—	—	33,000	$ 449,460	—	—
	2009	—	—	—	—	—	7,553	$102,872
	2009	—	—	—	—	—	11,329	$154,301
Gregory J. Pulles	2006	—	—	—	—	—	3,500	$ 47,670
	2008	—	—	—	26,000	$ 354,120	—	—
	2008	158,000	$15.75	1/22/2018	—	—	—	—
	2009	—	—	—	25,000	$ 340,500	—	—
	2009	—	—	—	—	—	15,106	$205,744
	2009	—	—	—	—	—	7,553	$102,872
Craig R. Dahl	2006	—	—	—	—	—	2,800	$ 38,136
	2008	225,000	$15.75	1/22/2018	—	—	—	—
	2009	—	—	—	22,000	$ 299,640	—	—
	2009	—	—	—	—	—	15,106	$205,744
	2009	—	—	—	—	—	18,882	$257,173

(1)             The stock options vest in two installments:   50% on January 1, 2011  and the remaining 50% on January 1, 2012.

(2)             Awards represent non-performance-based restricted stock awards and vest as follows:  awards granted in Year 2005 – July 1, 2010; Year 2006 – January 1, 2011; Year 2007 – January 1, 2012; Mr. Cooper’s Year 2008 award vests in three equal installments on January 1 of each of the years 2010, 2011, and 2012; the other Year 2008 awards vest in two equal installments on January 31 of each of the years 2011 and 2012; and Year 2009 vests in three equal installments on January 1 of each of the years 2010, 2011, and 2012.

(3)             Market or payout value was determined using the closing stock price of $13.62 on December 31, 2009.

(4)             The 2006 stock award for Mr. Cooper is the balance of shares awarded to all outside directors when Mr. Cooper was not an employee of TCF.  This award will vest either when TCF’s ROE exceeds the median of its Peer Group for the applicable fiscal year or ten (10) years after the grant date of January 23, 2006.

(5)             Mr. Cooper’s 2006 award is described in footnote (4).  All other 2006 and 2007 awards, having been previously earned, will vest on January 31, 2011.  The 2009 performance-based awards vest in three equal installments on or before April 1 of each of the years 2011, 2012, and 2013, provided TCF’s ROE exceeds the mean of its Peer Group for the prior fiscal year.  However, if the goal is not achieved for the applicable year, those shares are forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William A. Cooper (1)	None	None	200,000	$2,049,000
Thomas F. Jasper	None	None	2,000	$ 26,840
Neil W. Brown	None	None	None	None
Gregory J. Pulles	None	None	None	None
Craig R. Dahl	80,000	$139,550	None	None

(1)             Consists of a 2005 stock award pursuant to his service as non-executive Chairman.  The award was for 300,000 shares of which 100,000 shares were forfeited because the performance goal was not met.

PENSION BENEFITS IN 2009

The following table shows information on the defined benefit pension plan benefits of the Named Executives:

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
William A. Cooper (3)	Pre-1990 Plan Benefit	5.67	$256,356	$ 24,153
Thomas F. Jasper	Pension Plan	3.25	$ 19,175	$ 0
Neil W. Brown	Pension Plan	6.50	$ 65,373	$ 0
	Pension Supplemental Program			$152,242
Gregory J. Pulles	Pre-1990 Plan Benefit	5.42	$ 44,791	$ 0
	Pension Plan	15.58	$243,419	$ 0
	Pension Supplemental Program			$491,359
Craig R. Dahl	Pension Plan	5.75	$ 64,319	$ 0
	Pension Supplemental Program			$125,330

(1)             The number of years of credited service may be less than actual years of service with TCF because either the plan was not in effect or was frozen sometime during the Named Executive’s tenure with TCF.  None of the Named Executives was given credited service other than for their actual years of service with TCF.

(2)             All values shown are determined using interest rate and mortality assumptions consistent with those used in the Company’s Consolidated Financial Statements; however, the Pre-1990 Plan Benefit is provided under a nonparticipating group annuity contract which is not included in the Consolidated Financial Statements.  See “Material Information Regarding Pension Benefits” which follows.

(3)             Mr. Cooper commenced his benefit following his retirement in 2005 and prior to returning to TCF as Chief Executive Officer in 2008.

Material Information Regarding Pension Benefits

TCF maintains a pension plan for employees hired prior to July 1, 2004, including the Named Executives.  Pay credits to such plan were discontinued as of April 1, 2006.  At the time pay credits were discontinued, all active employees were deemed 100% vested in their benefits.  Benefits accrued under two distinct formulas:  a traditional final average pay formula in effect prior to September 1, 1990 (the “Pre-1990 Plan Benefit”) and a cash balance formula in effect since September 1, 1990 (the “Pension Plan”).  The Named Executives also participated in a supplemental plan related to the Pension Plan (the “Pension Supplemental Program”), with the exception of Mr. Jasper.  Pay credits to the Pension Supplemental Program were also discontinued as of April 1, 2006.  The Pension Supplemental Program was amended in October 2008 and all participant accounts were distributed in 2009.  All three plans are described on the following pages.

Pension Plan:  Cash Balance Formula – Post September 1, 1990 Benefit Accruals.  Benefits have been provided under a cash balance formula since September 1, 1990.  Monthly pay credits equal to the Applicable Percentage (based on the sum of age and years of service) multiplied by Certified Earnings (as defined below) were credited to the retirement accounts each month.  Pay credits were discontinued effective April 1, 2006.

The following chart reflects the pay credits that were in effect for the periods indicated above each column.

Sum of the Participant’s	Applicable Percentage
age plus years of service on the last day of the month	Sept. 1, 1990 prior to Jan. 1, 2002	Jan 1, 2002 prior to Jan. 1, 2004	Jan. 1, 2004 prior to Jan. 1, 2005	Jan. 1, 2005 prior to Jan. 1, 2006	Jan. 1, 2006 prior to April 1, 2006	Beginning on or after April 1, 2006
Under 30	2.5%	2.5%	2.5%	2.5%	—	—
Under 34	2.5%	2.5%	—	—	—	—
Under 36	2.5%	2.5%	—	—	2.5%	0.0%
Under 38	2.5%	2.5%	—	—	—	—
Under 40	2.5%	—	—	—	—	—
30 but less than 32	—	—	2.6%	2.5%	—	—
32 but less than 34	—	—	2.7%	2.5%	—	—
34 but less than 36	—	—	2.8%	2.6%	—	—
36 but less than 38	—	—	2.9%	2.7%	2.6%	0.0%
38 but less than 40	—	2.6%	3.0%	2.8%	2.7%	0.0%
40 but less than 50	3.5%	3.5%	3.5%	3.5%	3.5%	0.0%
50 but less than 60	4.5%	4.5%	4.5%	4.5%	4.5%	0.0%
60 but less than 70	5.5%	5.5%	5.5%	5.5%	5.5%	0.0%
70 but less than 80	6.5%	6.5%	6.5%	6.5%	6.5%	0.0%
80 or more	7.5%	7.5%	7.5%	7.5%	7.5%	0.0%

Interest credits are credited to the retirement accounts using the average 5-year U.S. Government bond rate from the preceding calendar year plus 0.25%.  Interest credits continue after April 1, 2006.

Certified Earnings generally include earned income, wages, salaries, and fees (or other amounts) for services rendered in the course of employment.  Also included are annual cash incentives, commissions paid to salespersons, compensation for services on the basis of profits, commissions on insurance premiums, tips and bonuses (but not including payments for referrals), and any pre-tax contributions to the ESPP.  Restricted stock awards are not included in Certified Earnings.

Prior to the April 1, 2006 freeze, cash balance benefits became vested after five years of vesting service, being 0% vested beforehand.

The normal retirement date is age 65.  A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service.  A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service.  In either case, distribution of the cash balance account balance can occur immediately upon termination.  The amount of the distribution depends upon the payment form elected and is actuarially equivalent to the account balance earned as of the date of distribution.

Mr. Pulles and Mr. Dahl are currently eligible for early retirement under the Pension Plan.  Mr. Pulles’ Pension Plan account balance at December 31, 2009 was $252,470.  Mr. Dahl’s Pension Plan account balance at December 31, 2009 was $70,354.

The normal payment form is the life only annuity.  A variety of other payment forms are available (including the lump sum option), all equivalent in value if paid over an average lifetime.

The present value of the accumulated benefit displayed in the Pension Benefits Table is the discounted value of the projected account balance at age 65 (projected with interest credits only).  The value of the accumulated benefit was determined using assumptions consistent with those used for 2009 financial reporting purposes under FASC Topic 715 unless otherwise directed by SEC Regulation S-K.  Some of those assumptions are as follows:

•                  Benefits were assumed to commence at age 65.

•                  The assumed form of payment at distribution was the lump sum option.

•                  All benefits and present values are determined as of December 31, 2009, the plan’s FASC Topic 715 measurement date.  Prior to 2008, a valuation date of September 30 was used.

•                  The discount rate used to determine present values is 5.5% at December 31, 2009.

•                  The rate of future interest credits used is 4.5% at December 31, 2009.

•                  No pre-retirement mortality, termination, retirement or disability was assumed.

Pre-1990 Plan Benefit:  Final Average Earnings Formula – Pre September 1, 1990 Benefit Accruals.  The benefits accrued prior to September 1, 1990 were determined under a formula based on years of service and final average earnings.  As of August 31, 1990, all benefit accruals under the pre-September 1, 1990 formula were frozen and benefits for all active employees were 100% vested.  A non-participating group annuity contract was purchased for all pre-September 1, 1990 benefits from Nationwide Life Insurance Company.  Nationwide is responsible for benefit payments for benefits earned under this formula.

The normal retirement date is age 65.  A participant is eligible for early retirement if termination occurs after attainment of age 55 with at least five years of vesting service.  A participant is eligible for vested terminated benefits if termination occurs after attainment of at least five years of vesting service.  In either case, the participant may commence benefits as early as age 55.  The age 65 accrued benefit is reduced 4% for each year that benefits commence prior to age 65.

Mr. Pulles is currently eligible for early retirement under the pre-September 1, 1990 formula.  The monthly life only benefit at age 65 would be $415.  Mr. Cooper is currently receiving payments from this plan.  The monthly life benefit is $2,013.

The normal payment form is the life only annuity. A variety of other payment forms are available, all equivalent in value if paid over an average lifetime.

Since a non-participating group annuity contract was purchased to provide these benefits, TCF is no longer required to, and does not, include the value of these benefits in its annual financial disclosure under FASC Topic 715.  The present value of the accumulated benefit displayed in the Pension Benefits Table is the discounted value of the life only benefit to commence at age 65.  The present value of the accumulated benefit was determined using assumptions consistent with those otherwise used for cash balance plan financial reporting purposes under FASC Topic 715 unless otherwise directed by SEC Regulation S-K.  Some of those assumptions are as follows:

•                  Benefits were assumed to commence at age 65.

•                  Participants are assumed to take the Life Only payment option at benefit commencement.

•                  All benefits and present values are determined as of December 31, 2009, the measurement date used for FASC Topic 715 reporting purposes.  Prior to 2008, a valuation date of September 30 was used.

•                  The discount rate used to determine present values is 5.5% at December 31, 2009.

•                  No pre-retirement mortality, termination, retirement or disability was assumed.

•                  Post-retirement mortality is assumed to follow the RP-2000 mortality table with a fixed 10-year projection based on combined rates for active employees and retirees with no collar adjustments.

Pension Supplemental Program.  The Pension Supplemental Program was restorative, meaning it provided the same benefit formula as the Pension Plan except on amounts which exceeded qualified plan limits for the Pension Plan under the IRC.  For example, the maximum amount of compensation that can be used to determine a qualified plan benefit under the IRC is $245,000 for 2009 and 2010.  Like the Pension Plan, pay credits to this Pension Supplemental Program were discontinued effective April 1, 2006.  Interest credits continued after April 1, 2006 until the accounts were distributed.  The Pension Supplemental Program was amended in October 2008 and all participant accounts were distributed in 2009.

NONQUALIFIED DEFERRED COMPENSATION IN 2009

The following chart shows certain information for TCF’s nonqualified account-type plan for the Named Executives.  The ESPP Supplemental Plan shown below is a nonqualified supplemental program for the TCF Employees Stock Purchase Plan, a plan which is a qualified tax or deferred plan under Section 401(k) of the IRC.  The TCF contributions shown on the chart for the ESPP Supplemental Plan are matching contributions at the same rate as under the Employees Stock Purchase Plan.  For further information about this plan refer to pages 30-32 of the Compensation Discussion and Analysis section of this proxy statement under the heading “Benefits and Retirement Philosophy.”

Nonqualified Deferred Compensation Plan Benefits of the Named Executives

Name	Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE December 31, 2009 ($)(4)
William A. Cooper (5)	ESPP Supplemental Plan	$ 0	$ 0	$ 0	$ 0	$ 0
Thomas F. Jasper	ESPP Supplemental Plan	$ 3,321	$ 2,491	$12,933	$ 849	$ 84,580
Neil W. Brown	ESPP Supplemental Plan	$16,407	$16,407	$ 9,240	$ 9,293	$345,426
Gregory J. Pulles	ESPP Supplemental Plan	$ 9,552	$ 9,552	$19,159	$20,342	$709,933
Craig R. Dahl	ESPP Supplemental Plan	$23,681	$ 8,957	$ 5,491	$ 4,701	$187,600

(1)             100% of the executive contributions and TCF contributions are reported as salary and all other compensation, respectively, in the Summary Compensation Table on page 33.

(2)             Consists of dividend equivalents and unrealized depreciation on the deemed account investments, primarily TCF Stock.  There were no above-market or preferential earnings or appreciation in 2009 or previous years.

(3)             Consists of dividend equivalents on deemed investments in TCF Stock.  The dividend equivalents are also included in the Aggregate Earnings amount in the previous column.

(4)             Includes the following salary and matching contributions to the ESPP Supplemental Plan previously reported as compensation in the Summary Compensation Table for fiscal years 2007 and 2008:  Mr. Jasper, $84,393; Mr. Brown, $159,704; and Mr. Pulles, $154,988.  Mr. Dahl was not a Named Executive in either 2007 or 2008.

(5)             Mr. Cooper has 8,671 shares in the Director’s Deferred Compensation Plan as of December 31, 2009.  He was not eligible to participate in the ESPP Supplemental Plan in 2009.

Material Information Regarding the ESPP Supplemental Plan

•       The Named Executives’ covered compensation and contributions under the Employees Stock Purchase Plan are subject to certain IRC limits.  The ESPP Supplemental Plan, as approved by stockholders in 2006, allows Named Executives to make pre-tax contributions from their salary and annual cash incentives at the same rate as under the ESPP and up to a total of 50% of covered pay and to receive an employer matching contribution at the same rate as under the ESPP on their contributions up to six percent of pay.

•       Employee contributions to the ESPP Supplemental Plan made on or after April 1, 2006 may be invested, at the employee’s election, in the same investment choices that are available in the ESPP.  Prior to April 1, 2006 all employee contributions were invested in TCF Stock.  Employer matching contributions to the ESPP Supplemental Plan are invested 100% in TCF Stock.

•       The accounts of the Named Executives consist primarily or exclusively of deemed TCF Stock.  Earnings on deemed TCF Stock investments in the Plan during 2009 consisted of $0.40 per share in dividend equivalents and depreciation of $0.04 per share.  Dividend-equivalent distributions are made from the ESPP Supplemental Plan at the same time and at the same rate as to TCF stockholders generally.

•       The total number of shares of TCF Stock and value of account balances under the ESPP and the related ESPP Supplemental Plan (including its predecessor supplemental plan before 2005) for the Named Executives as of December 31, 2009 are reported on pages 30-32 in the Compensation Discussion and Analysis section of this proxy statement under the heading “Benefits and Retirement Philosophy.”

•                  Distributions from the ESPP Supplemental Plan generally occur in a lump sum at termination of employment, or six months thereafter as required by IRC Section 409A for accounts accumulated after 2004.  Deemed investments in TCF Stock selected by the Named Executives generally cannot be changed during employment (except in certain change in control situations) and such investments are distributed in-kind upon termination of employment or six months thereafter, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Non-Change in Control Termination-Related Payments

All of the Named Executives, excluding Mr. Cooper, terminated their employment and/or change in control agreements effective December 14, 2009.  The following chart reflects the general estimated distributions that would be made to William A. Cooper in the event of a termination of employment not involving a change in control on December 31, 2009.

Type of Termination	Salary Payout	Restricted Stock (1)	Stock Options (1)
By Company Without Cause	$4,750,000	Continues to be subject to vesting schedule	Continues to be subject to vesting schedule
By Executive for Good Reason	$4,750,000	Continues to be subject to vesting schedule	Continues to be subject to vesting schedule
By Executive – Voluntary	$0	None	None
By Company With Cause	$0	None	None
Retirement, Death, or Disability	Earned to Date of Employment Termination	Pro-rated Based on Date of Employment Termination (1)	Pro-rated Based on Date of Employment Termination (1)

(1)       As of December 31, 2009, no shares or options were vested.

Mr. Cooper would receive a lump sum payment of his salary determined from the date of termination through the end of his employment agreement date of December 31, 2014 in the event he terminates employment for “good reason” or is terminated by TCF without “cause.”

“Good reason” is generally defined as:  (i) any material diminution in the scope of executive’s authority and responsibility; (ii) a material diminution in executive’s base compensation; (iii) a material diminution in authority, duties, responsibilities of the supervisor to whom executive is to report; (iv) a material diminution in the budget over which executive retains authority; (v) a material change in geographic location at which executive performs the services; (vi) any other action or inaction that constitutes a material breach by TCF of the executive’s agreement.

“Cause” is generally defined as: (i) engaging in willful and recurring misconduct in not following the legitimate directions of the executive’s supervisor (or Board of Directors) after fair warning; (ii) conviction of a felony and all appeals from such conviction have been exhausted; (iii) engaging in habitual drunkenness; (iv) excessive absence from work, which absence is not related to disability, illness, sick leave or vacations; or (v) engaging in continuous conflicts of interest between his personal interests and the interests of TCF after fair warning.

The Named Executives, except Mr. Cooper, would forfeit all outstanding unvested restricted stock awards and stock options upon a non-change in control termination, except in the case of retirement, death or disability, but would be entitled to receive all accumulated and vested benefits disclosed elsewhere in this proxy statement under the Employees Stock Purchase Plan/ESPP Supplemental Plan, and the Pension Plan.  The Named Executives would not be entitled to ongoing perquisites after employment termination but would be entitled to continuation benefits coverage available to TCF employees generally.

Change in Control-Related Payments

The following table shows estimated lump sum payments in the event of a change in control, irrespective of whether the Named Executive is also terminated, effective as of December 31, 2009.  Upon a change in control, all of the stock awards and stock options for the Named Executives, except for 8,000 shares awarded to Mr. Jasper prior to his becoming Chief Financial Officer, vest immediately as shown below.  Payout amounts are estimates.  Actual amounts can only be determined at the actual date of the change in control.

	Estimated Payout Amounts in the Event of a Change in Control
Name	Salary	Vesting of Stock Awards (1)	Vesting of Stock Options		Excise Tax & Gross-Up	Total (5)
William A. Cooper	n/a	$6,139,855	$616,000	(3)	$0	$6,755,855
Thomas F. Jasper	n/a	$ 809,505 (2)	$ 0	(4)	$0	$ 809,505	(2)
Neil W. Brown	n/a	$ 759,070	$ 0	(4)	$0	$ 759,070
Gregory J. Pulles	n/a	$1,050,906	$ 0	(4)	$0	$1,050,906
Craig R. Dahl	n/a	$ 800,693	$ 0	(4)	$0	$ 800,693

(1)             Stock awards were valued at the year-end closing price of $13.62.

(2)             Does not include stock awards that vest upon a change in control only if Mr. Jasper is terminated within one year without cause.  The value of those awards is $108,960.

(3)             Stock options are valued at the difference between the year-end closing price of $13.62 and the exercise price of $12.85.

(4)             No value was given to the stock options since the exercise price is higher than the year-end closing price.

(5)             In addition to the payments indicated, the Named Executives would be entitled to receive upon employment termination accumulated and vested benefits under the Employees Stock Purchase Plan / ESPP Supplemental Plan, the Pension Plan, and continuation benefits available to employees generally, as reported elsewhere in this proxy statement.  There is no enhancement or acceleration of these benefits upon a change in control.

Material Information About Payments in the Event of a Change in Control

Named executives are entitled to vesting of all unvested stock grants and options excluding two restricted stock grants for Mr. Jasper, which will only vest if he is terminated without cause.  If Mr. Cooper becomes subject to an excise tax under IRS Section 280G, he is entitled to receive a reimbursement for this tax and additional sums to make up for any resulting additional tax amounts so that there is no net cost to him from the excise tax (“excise tax gross-up”).

For purposes of vesting of restricted stock awards or stock options, a change in control is generally defined as the acquisition by a party of 50% (30% for stock options) or more of the voting stock of TCF’s then-outstanding securities, a change in majority of TCF’s Board of Directors over a two-year period, or a merger or acquisition in which upon consummation TCF’s voting stock represents less than 50% (70% for stock options, except Mr. Cooper who is at 50%) of the shares outstanding immediately prior to such merger or acquisition, complete liquidation of TCF, or the liquidation or dissolution of substantially all of TCF’s assets.

In consideration of acceleration of benefits under the restricted stock and option agreements, Mr. Cooper is subject to a limited three-year non-compete and non-solicitation agreement following a change in control.  Restricted stock awards entered into by the other Named Executives on December 14, 2009, as discussed on pages 24-25 of the Compensation Discussion and Analysis, are generally subject to a one-year non-solicitation agreement after termination of employment other than a termination by TCF without cause or a termination by the executive for good reason as defined on page 41.

Provisions of the Principal Executive Officer’s Agreement

On July 31, 2009, TCF Financial and Mr. Cooper entered into an amended and restated Agreement which will be in effect until December 31, 2014, automatically renewing for one additional year unless either party terminates the Agreement.  Pursuant to such Agreement, Mr. Cooper is entitled to receive:

•                  An annual salary of $950,000.

•                  An annual cash incentive opportunity at the discretion of the Compensation Committee of the Board.

•                  Stock grants and stock options as approved by the Compensation Committee of the Board from time to time.

•                  Perquisites, as approved annually by the Compensation Committee of the Board.

•                  Participation in the same benefit plans as apply to TCF employees generally, and on the same terms and conditions.

•                  Severance payment rights as set forth on pages 41-42.

Indemnification Rights.  Indemnification rights are provided to the Named Executives under TCF Financial’s Certificate of Incorporation and Bylaws to the extent allowed under Delaware General Corporation Law and per TCF’s Directors and Officers Insurance.

EQUITY COMPENSATION PLANS APPROVED BY STOCKHOLDERS

The following chart is provided with information as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,408,607	$15.91	2,838,833

Equity compensation plans not approved by security holders	0	0	0
Total	5,408,607	$15.91	2,838,833

PROPOSAL 2:  STOCKHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING

The Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal set forth below.

Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 412, Denver, Colorado 80202-2917, the owner of 480.117193 shares of TCF Stock, has advised us that he intends to present the following resolution at the Annual Meeting.  In accordance with the rules of the SEC, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission.

Stockholder Resolution

“That the shareholders of TCF FINANCIAL CORPORATION request our Board of Directors to take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for or against any proposal in compliance with applicable laws.”

Stockholder Statement

“Currently, a 1% majority can frustrate the will of our 79% shareholder majority as the super-majority vote requirements can be nearly impossible to obtain.  Super-majority requirements are arguably used to block initiatives supported by most shareholders but opposed by management.

As noted in a report from The Corporate Library, at TCF an 80% shareholder vote is required to amend, repeal or adopt any provisions inconsistent with Article 5, Acquisition of Stock; Article 7, Election of Directors; Article 8, Business Combinations; Article 9 Written Consents; Article 10, Special Meetings, Article 11, Bylaws; Article 12, Director Liability; Article 13, Indemnification; and Article 14, Amendments.  The vote required to act by Written Consent is 100%!

This proposal topic won more than 74% to 88% support at the following corporations in 2009: Weyerhauser Company, Alcoa, Waste Management, Goldman Sachs, FirstEnergy Corp., McGraw Hill, Inc., and Macy’s.  Other corporations where the proposal was presented and passed in prevous[sic] years include: Whirlpool Corporation, Lowe’s Inc. Amgen, Inc., Lear Corp. and Liz Claiborne.

The proponent of this proposal previously recommended to the Board of Directors that the terms of Directors be for one year rather than three years.  The Board recommended this to the shareholders in the 2008 annual meeting where it was adopted.

The Council of Institutional Investors www.cii.org recommends adoption of the Simple Majority voting standard.  Other organizations have also recommended its adoption.

Please encourage our Board to respond favorably to this proposal by voting “FOR” the proposal.”

Board of Directors’ Recommendation

All of the members of your Board of Directors recommend that you vote AGAINST this proposal.

Our Board believes that adopting a simple majority vote in all cases would not be in the best interests of TCF or its stockholders.

A simple majority voting requirement already applies to most matters submitted to a vote of our stockholders.  Such matters only require the affirmative vote of a majority of the shares present and entitled to vote, assuming the presence of a quorum.  A majority of the outstanding shares of TCF Stock will constitute a quorum.  Accordingly, if only 50.1% of the outstanding shares of TCF Stock are present at a stockholders’ meeting, as little as 25.1% of the outstanding voting power could adopt proposals that only require a simple majority vote.  TCF’s supermajority vote provisions ensure that 25.1% of the outstanding shares of TCF Stock cannot approve significant corporate changes that will have a long-lasting impact on TCF and its stockholders.

As permitted by Delaware law, our amended and restated Certificate of Incorporation includes a limited number of protective provisions, which were previously approved by stockholders.  These supermajority voting requirements relate to fundamental elements of corporate governance, including requiring approval by (i) a majority of the outstanding shares of TCF Stock entitled to vote, sometimes referred to as an “absolute majority,” to increase or decrease the number of authorized shares of TCF’s preferred stock and to remove a director for cause; (ii) 80% of the outstanding shares of TCF Stock entitled to vote for amendments to certain provisions of our amended and restated Certificate of Incorporation, amendments to our amended and restated Bylaws and approval of certain business combinations with related parties; and (iii) all stockholders in order to take any action by written consent in lieu of a stockholder meeting.   In addition, the Certificate of Designations of TCF’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, includes provisions requiring a supermajority vote of the holders thereof on certain matters when shares of such preferred stock are outstanding; however, no shares of such preferred stock are currently outstanding.

In general, the provisions requiring a supermajority vote are designed to ensure that all stockholders are protected from coercive tactics by one or a few large stockholders or stockholder groups seeking to advance a change in governance, including a change in control, of TCF.  The supermajority voting requirements do not preclude the ability of stockholders to take such actions; rather, they help to ensure that certain fundamental changes are made only by a broad consensus of the stockholders rather than a simple majority (which may, in practice, be the holders of as little as 25.1% of the outstanding TCF Stock, as noted above).

The stockholder proposal submitted above indicates that supermajority votes can be nearly impossible to obtain.  However, when our Board proposed to eliminate its staggered board structure in 2008, the elimination was approved by more than 80% of our stockholders.  Thus, our Board does not view the current supermajority voting provisions as obstacles to improvements in corporate governance practices.

We believe that a heightened approval threshold for Bylaw amendments, which do not separately require Board consent, is particularly important to protect stockholders.  A dissident group of stockholders should not be permitted to amend our Bylaws, which amendments could significantly alter the governance of TCF (for example, by restricting the powers of our Board or a Board committee, by changing quorum and voting provisions and meeting mechanics in a manner that favors the particular stockholder group, by eliminating particular officer positions, etc.), despite the objection of our Board and 49% of the stockholders.

Passage of the stockholder proposal will not automatically eliminate the supermajority voting requirements.  Further action would be required to amend TCF’s amended and restated Certificate of Incorporation to effect such change.  While the Board would consider proposing such an amendment, it would so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of TCF and its stockholders.  Under the Company’s existing Certificate of Incorporation, the affirmative vote of 80% of the shares of TCF Stock having voting power would be necessary to approve amendments eliminating the supermajority voting requirements.

Our Board unanimously recommends a vote AGAINST the stockholder proposal.  Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST the stockholder proposal.

PROPOSAL 3:  ADVISORY VOTE ON TCF FINANCIAL’S APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP, independent registered public accountants, to audit the financial statements of TCF Financial and its subsidiaries for the fiscal year ending December 31, 2010.

A proposal consisting of an advisory vote on the appointment of KPMG LLP will be presented to the stockholders at the Annual Meeting.  Such a vote is not required but is being solicited by TCF Financial in order to determine if the stockholders approve of KPMG LLP as TCF Financial’s independent registered public accountants.  Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee’s appointment of KPMG LLP is not contingent upon obtaining stockholder approval.  In the event of a negative vote by stockholders, the Committee will take such vote into consideration in determining whether to continue to retain KPMG LLP.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  The representatives will also be provided an opportunity to make a statement, if they so desire.

What Is The Board’s Recommendation On Voting On This Proposal?   The Board unanimously recommends that TCF Financial stockholders vote “For” approving the appointment of KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with management; received written disclosures and the letter from our independent registered public accountants, KPMG LLP (“KPMG”), required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee; and discussed the independence of KPMG with representatives of such accounting firm.  The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended.

Based on the review and discussions above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the TCF Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

BY THE AUDIT COMMITTEE:

Gerald A. Schwalbach, Chair

Luella G. Goldberg               George G. Johnson

Vance K. Opperman             Douglas A. Scovanner

The Audit Committee has appointed KPMG as its independent registered public accounting firm for the fiscal year ending December 31, 2010.  Fees paid to KPMG for the years ended December 31, 2008 and 2009 are as follows:

	2008	2009

Audit Fees (1)	$1,009,145	$840,000

Audit Related Fees (2)	22,000	15,000

Tax Fees (3)	82,497	62,920

All Other Fees	0	0

TOTAL	$1,113,642	$917,920

(1)    Includes fees for annual audit, quarterly reviews, separate opinions, statutory audits and comfort letters.

(2)    Audit Related Fees for employee benefit plan audits.

(3)    Tax Fees related to the review of tax returns and consultation on other corporate tax matters.

Representatives of KPMG are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  The representatives will also be provided an opportunity to make a statement, if they so desire.

The Audit Committee has considered all fees for non-audit services to be compatible with maintaining the registered public accountants’ independence.

The  Board  of  Directors  has  adopted  a  written  charter  for  the  Audit  Committee,  which  was  amended  January 19, 2010.

Pre-approval Process.  The Audit Committee is responsible for pre-approving all audit and non-audit services.  In the event that approval is required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chair is authorized to pre-approve audit and non-audit services, provided the aggregate fees for the services approved by the Chair since the prior Committee approvals shall not exceed $250,000.  Any services pre-approved by the Chair will be reported to the full Audit Committee at its next scheduled meeting.  Since the passage of the Sarbanes-Oxley Act of 2002, 100% of all services provided by KPMG (including all of the services on the foregoing chart) have been pre-approved by the Audit Committee pursuant to its procedures.

Each member of the Audit Committee is independent, as independence is defined in Section 303A of the listing standards of the NYSE.

ADDITIONAL INFORMATION

How Can Stockholders Submit Proposals and Nominate Directors for Next Year’s Meeting?   If you are a stockholder and you wish to have a proposal or Director nomination included in TCF Financial’s proxy statement and form of proxy for its Annual Meeting in 2011, you must submit your request in writing to the Company’s Corporate Secretary no later than November 10, 2010.  We suggest that you send any such proposals by certified mail.  The Board has the right to review stockholder proposals to determine if they meet the requirements for being included in the proxy statement as established by the SEC.

Proposals and Director nominees not included in proxy mailings may be submitted to next year’s Annual Meeting if they meet the requirements of the Bylaws of TCF Financial.  Stockholders must deliver notice of a proposal to the Company’s Corporate Secretary by the deadline.  The deadline is at least 60 days, but not more than 90 days before the Annual Meeting, but if TCF Financial gives less than 70 days notice of the Annual Meeting, the deadline is ten days after the earlier of the date the notice of the Annual Meeting date was mailed or public disclosure of the Annual Meeting date was made.  Stockholders can nominate Directors at an Annual Meeting if the nomination is submitted to the Company’s Corporate Secretary by the same deadline as applies to other stockholder proposals and if the nomination satisfies the informational and other requirements in the Bylaws of TCF Financial as determined by the Board.  If next year’s Annual Meeting is held on the fourth Wednesday in April, the deadline for submission of a proposal or nomination of a Director for next year’s Annual Meeting would be on or about February 25, 2011.  TCF Financial reserves the right to vote all proxies as it determines in its discretion on any stockholder proposals or nominations, pursuant to authority provided on the proxy card.  Also, see TCF Financial’s policy entitled “Director Nominations” beginning on page 6 of this proxy statement.

How Can Stockholders Get Copies of TCF Financial’s Annual Report?  TCF Financial has made available a copy of its 2009 Annual Report including financial statements.  STOCKHOLDERS MAY RECEIVE A FREE COPY OF TCF FINANCIAL’S 2009 ANNUAL REPORT ON FORM 10-K.   If you wish to receive a copy, please send a written request to the Company’s Corporate Secretary at the TCF address on page 1 of this proxy statement.  If you want copies of exhibits to the 2009 Annual Report on Form 10-K, a reasonable charge may be made for the expense.  You can also visit our website at www.tcfbank.com for free access to SEC filings by clicking on “About TCF,” then clicking on “Investor Relations,” and then clicking on “SEC Filings.”

Delivery of Documents (Proxy Statements and/or Annual Reports) to Stockholders Sharing an Address (“Householding”).  TCF Financial may elect to combine mailings to stockholders living at the same address, as permitted under the rules of the SEC.  Consequently, only one annual report/proxy statement may be delivered to multiple stockholders sharing an address unless TCF has received contrary instructions from one or more of such stockholders.  TCF Financial will deliver promptly upon written or oral request a separate copy of its 2009 Annual Report on Form 10-K, this proxy statement or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.  With regard to Householding, you may direct any requests for separate copies to the Company’s Corporate Secretary at the TCF address on page 1 of this proxy statement.  If you reside at the same address as another stockholder and you prefer to receive your own set of the annual report, proxy statement and/or Notice in the future, you may contact TCF’s transfer agent, Computershare Trust Company, N.A., by calling its toll-free number, (800) 443-6852, or writing to them at P.O. Box 43078, Providence, RI 02940-3078.  Your request with regard to Householding will be effective 30 days after receipt.  If you are currently receiving multiple copies of the annual report, proxy statement and/or Notice and prefer to receive a single set for your household, you may also contact Computershare Trust Company, N.A., at the phone number or address above.

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

TCF FINANCIAL CORPORATION

Meeting Information

Meeting Type:                          Annual

For holders as of:                    March 1, 2010

Date:     April 28, 2010     Time: 3:00 p.m. local time

Location:                 Marriott Minneapolis West

                                        9960 Wayzata Boulevard

                                        St. Louis Park, Minnesota

Attending The Meeting: If you plan to attend the Meeting, please bring a valid photo identification.

Directions: * From I-169, exit on Betty Crocker Drive/Shelard Parkway * Go west and follow Shelard Parkway 3/4 mile to hotel located on left

TCF FINANCIAL CORPORATION 200 LAKE STREET EAST MAIL CODE EX0-03-A WAYZATA, MN 55391

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT            ANNUAL REPORT

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or EMAIL Copy:

If you want to receive a paper or email copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:                                      www.proxyvote.com

2) BY TELEPHONE:                                   1-800-579-1639

3) BY EMAIL*:                                                               sendmaterial@proxyvote.com

*      If requesting materials by email, please send a blank email with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this email address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 15, 2010 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends that you vote FOR the following:

1.	Election of thirteen Directors, each to serve a one-year term

Nominees:

01)	Peter Bell	08)	Vance K. Opperman
02)	William F. Bieber	09)	Gregory J. Pulles
03)	Theodore J. Bigos	10)	Gerald A. Schwalbach
04)	William A. Cooper	11)	Douglas A. Scovanner
05)	Thomas A. Cusick	12)	Ralph Strangis
06)	Luella G. Goldberg	13)	Barry N. Winslow
07)	George G. Johnson

The Board of Directors recommends you vote AGAINST the following proposal:

2.	Vote on a stockholder proposal to require simple majority voting

The Board of Directors recommends you vote FOR the following proposal:

3.	Advisory vote on the appointment of KPMG LLP as independent registered public accountants for 2010

Dear Stockholder,

You are invited to attend TCF Financial Corporation’s Annual Meeting of Stockholders which will be held at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, on April 28, 2010, at 3:00 p.m. local time.

At the Annual Meeting you will be asked to elect thirteen Directors, to vote on a stockholder proposal to require simple majority voting, and to give an advisory vote on the Audit Committee’s choice of independent registered public accountants.

Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote these shares by telephone or by Internet. Of course, you may also vote by returning a proxy card if you received a paper copy of this proxy statement. (Follow the instructions on the reverse side.) (Internet or telephone voting actually costs TCF less than proxy card voting by mail, so I encourage you to consider it!) If you received more than one proxy card, please vote each card. Remember, you can vote in person at the Annual Meeting even if you do so now.

Sincerely,

William A. Cooper

Chairman and Chief Executive Officer

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M19144-P87726

TCF FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
April 28, 2010

The stockholder(s) hereby appoint(s) Neil W. Brown and Thomas F. Jasper, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of TCF Financial Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m. local time on Wednesday, April 28, 2010, at the Marriott Minneapolis West, 9960 Wayzata Boulevard, St. Louis Park, Minnesota, and any adjournment or postponement thereof.

If there are shares of stock allocated to the stockholder(s) in the TCF Employees Stock Purchase Plan (“ESPP”), Mercer, the ESPP Trustee, is instructed to vote all of such shares at the Meeting, and any adjournment thereof, pursuant to the instructions in the preceding paragraph. These ESPP share instructions are effective only if received no later than April 23, 2010. The Advisory Committee for the ESPP will vote all shares in the ESPP for which instructions are not received by April 23, 2010.

This proxy, when properly executed, will be voted as directed by the stockholder(s): (1) if no such directions are made, this proxy will be voted for the election of the nominees listed on the reverse side for the Board of Directors and the appointment of auditors, and against the stockholder proposal to require simple majority voting; (2) if any of the following items arise, the proxies will vote in their own discretion: any other business which the Board of Directors did not know, 60 days before the date of the meeting, that would be presented at the meeting; approval of minutes of the prior annual stockholders meeting; election of any person as a Director in place of a nominee who is unable to serve or who for good cause will not serve; and matters incident to the conduct of the Annual Meeting. The stockholder can revoke this proxy after voting it (see proxy statement).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Change/Comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

TCF FINANCIAL CORPORATION 200 LAKE STREET EAST MAIL CODE EX0-03-A WAYZATA, MN 55391

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Meeting, please bring a valid photo identification.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19143-P87726	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TCF FINANCIAL CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends that you vote FOR the following:			All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors			☐	☐	☐

1.	Election of thirteen Directors, each to serve a one-year term

	Nominees:

	01)	Peter Bell	08)	Vance K. Opperman
	02)	William F. Bieber	09)	Gregory J. Pulles
	03)	Theodore J. Bigos	10)	Gerald A. Schwalbach
	04)	William A. Cooper	11)	Douglas A. Scovanner
	05)	Thomas A. Cusick	12)	Ralph Strangis
	06)	Luella G. Goldberg	13)	Barry N. Winslow
	07)	George G. Johnson

Vote on Proposals

The Board of Directors recommends you vote AGAINST the following proposal:						For	Against	Abstain

2.	Vote on a stockholder proposal to require simple majority voting					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	Advisory vote on the appointment of KPMG LLP as independent registered public accountants for 2010					☐	☐	☐

For address change and/or comments, please check this box and write them on the back where indicated.					☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date